UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 30, 2019
Dear Fellow Stockholders:
I am pleased to invite you to our 2019 Annual Meeting of Stockholders, which will be held on June 7, 2019, at 10:00 a.m., local time, at our executive offices located at 410 The American Road, Morris Plains, New Jersey 07950. The Annual Meeting is an excellent opportunity to learn more about our business and research and development efforts, as well as our pipeline of therapeutic product candidates. I hope you will make every effort to join us at our Annual Meeting.
On the pages after this letter, you will find the Notice of our 2019 Annual Meeting of Stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the Notice.
Your vote at this meeting is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible. If you are a stockholder of record, you may vote over the Internet or by telephone. You will find voting instructions in the Notice and proxy statement and on the proxy card. If your shares are held in “street name” — that is, held for your account by a broker or other nominee — you will receive instructions from the holder of record that you must follow for your shares to be voted.
With many thanks for your ongoing support and continued interest in Immunomedics, I am,
Sincerely yours,

BEHZAD AGHAZADEH
Chairman of the Board of Directors

IMMUNOMEDICS, INC.
300 The American Road
Morris Plains, New Jersey 07950
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Date		June 7, 2019

Time		10:00 a.m., local time.

Place		410 The American Road, Morris Plains, New Jersey 07950.

Proposals	1.	Elect 6 directors to serve for a term of one year until the 2020 Annual Meeting of Stockholders;

	2.	Approve, on an advisory basis, the compensation of our named executive officers;

	3.	Ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

	4.	Consider any other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Record Date		Only stockholders of record at the close of business on the record date, April 22, 2019, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment of the meeting.

Stock Transfer Books
The stock transfer books will remain open between the record date and the date of the Annual Meeting. A complete list of stockholders entitled to vote will be available from our Secretary at our executive offices for a period of 10 days before the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY VOTE YOUR PROXY BY TELEPHONE, BY ACCESSING THE INTERNET SITE AND FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND MARKING, DATING, SIGNING AND RETURNING THE PROXY CARD.

On behalf of the Board of Directors
JARED FREEDBERG, Secretary
April 30, 2019

Equity Compensation Plans	42
The Immunomedics, Inc. 2014 Long-Term Incentive Plan	42
Retirement Plan	42
Employment Agreements, Transition Services Agreements and Change in Control Arrangements	43
Calculation of Potential Payments upon Termination or Change in Control	47
Transition Period Ended December 31, 2018 Pension Benefits Table	48
Transition Period Ended December 31, 2018 Non-Qualified Deferred Compensation Table	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
IBC Pharmaceuticals	49
M Rosenberg BioPharma Consulting LLC	49
Scott Canute Consulting Agreement	49
Independence of Non-Employee Directors	50
Review and Approval of Related Person Transactions	50
AUDIT COMMITTEE REPORT	51
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	52
Fees of Our Independent Registered Public Accounting Firm	52
Disagreements with Accountants on Accounting and Financial Disclosure	52
Appointment of Independent Registered Public Accounting Firm and Pre-approval of Audit and Non-Audit Services	52
ADDITIONAL INFORMATION	53
Section 16(a) Beneficial Ownership Reporting Compliance	53
Stockholder Proposals for 2020 Annual Meeting	53
Householding of Meeting Materials	53

Immunomedics, Inc.
300 The American Road
Morris Plains, New Jersey 07950
www.immunomedics.com
PROXY STATEMENT - 2019 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement contains information about the 2019 Annual Meeting of Stockholders of Immunomedics, Inc., a Delaware corporation, including any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held at our executive offices located at 410 The American Road, Morris Plains, New Jersey 07950, on June 7, 2019, at 10:00 a.m., local time. In this proxy statement, we sometimes refer to Immunomedics, Inc., and our consolidated subsidiaries as “Immunomedics,” the “Company,” “we”, "our", or “us.”

On December 14, 2018, the Company's Board of Directors approved a change in the Company's fiscal year end from June 30 to December 31, effective immediately. In this proxy statement, our fiscal years are identified according to the calendar year in which they historically ended (e.g., the fiscal years ended June 30, 2018 is referred to as “fiscal 2018,” June 30, 2017 is referred to as "fiscal 2017" and June 30, 2016 is referred to as "fiscal 2016," as if we had not changed our fiscal year to a calendar year on December 14, 2018. The six-month period ended December 31, 2018 is referred to herein as the "Transition Period." We are sending you this proxy statement and related materials in connection with the solicitation of proxies by our Board of Directors. Our Annual Report for the Transition Period ended December 31, 2018, will be mailed to stockholders, along with these proxy materials, on or about May 3, 2019.
Our Transition Report on Form 10-K for the six-month transition period ended December 31, 2018, is available on the Internet at www.proxyvote.com or through the SEC’s electronic data system, called EDGAR, at www.sec.gov. To request a printed copy of our Transition Report on Form 10-K which we will provide to you without charge, either write to our Investor Relations Department, Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey 07950, or e-mail Investor Relations at InvestorRelations@immunomedics.com.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY VOTE YOUR PROXY BY TELEPHONE, BY ACCESSING THE INTERNET SITE AND FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR BY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

VOTING PROCEDURES

WHO CAN VOTE?
Each share of our common stock that you owned as of the close of business on April 22, 2019, the record date for the Annual Meeting, entitles you to one vote on each matter to be voted upon at the Annual Meeting. On the record date, there were 191,638,180 shares of Immunomedics common stock issued and 191,518,559 shares of Immunomedics common stock outstanding and entitled to vote. Accordingly, there are an aggregate of 191,518,559 votes entitled to be cast at the Annual Meeting.

HOW DO I VOTE?	If your shares are registered directly in your name, you may vote:

Over the Internet or by Telephone. If you are a registered stockholder (that is, if you hold your stock directly and not in street name), you may vote by telephone or over the Internet by following the instructions included in the Notice by accessing the Internet at www.proxyvote.com and following the instructions contained on that website. Stockholders with shares registered directly with us may vote (i) by telephone by dialing 1-800-690-6903 (toll free from the United States, Canada and Puerto Rico) or (ii) by Internet at www.proxyvote.com and following the instructions contained on that website. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on the day before the Annual Meeting. You must specify how you want your shares voted or your Internet or telephone vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

By Mail. Mark, date, sign, and return the enclosed proxy card to Broadridge. A postage prepaid envelope addressed to Broadridge was provided with printed proxy materials. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote by completing a ballot, which will be available at the Annual Meeting, or you may deliver your completed proxy card in person.

If your shares are held in “street name” (held for your account by a broker or other nominee) you may vote:

Over the Internet or by Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

By Mail. You will receive instructions from your broker or other nominee explaining how to cast your vote.

In Person at the Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

HOW CAN I CHANGE MY VOTE?	You may revoke your proxy and change your vote at any time before the Annual Meeting. To do this, you must do one of the following:

* Vote over the Internet or by Telephone as instructed above. Only your latest proxy vote is counted.

* Sign and date a new proxy and submit it as instructed above. Only your latest proxy vote is counted.

* Attend the Annual Meeting and vote in person. Attending the Annual Meeting will not revoke your proxy unless you specifically request it.

WILL MY SHARES BE VOTED IF I DO NOT RETURN MY PROXY?
If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone or return your proxy, or attend and vote at the Annual Meeting. If you have misplaced your proxy, you may obtain another by following the instructions provided in the Notice or by accessing the Internet website at www.proxyvote.com and following the instructions contained on that website.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority to vote customers’ unvoted shares on matters that the New York Stock Exchange, or NYSE, determines to be “routine.” If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either: vote your shares on routine matters, or leave your shares unvoted. Proposal 1, the election of directors and Proposal 2, the advisory vote on executive compensation, are not considered routine matters. Proposal 3, the ratification of the independent registered public accounting firm, is currently considered a routine matter. We therefore strongly encourage you to provide voting instructions to your brokerage firm by submitting your proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them.

IF I DO NOT GIVE INSTRUCTIONS TO MY BANK OR BROKER, WHAT MATTERS DOES MY BANK OR BROKER HAVE AUTHORITY TO VOTE UPON?
Pursuant to NYSE Rule 452 and corresponding Listed Company Manual Section 402.08, discretionary voting by brokers of shares held by their customers in “street name” is prohibited. If you do not give instructions to your bank or broker within ten days of the Annual Meeting, it may vote on matters that the NYSE determines to be “routine,” but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the ratification of the independent registered public accounting firm is a routine matter, while the election of our directors, and approval of the compensation of our named executive officers, are non-routine matters. When a bank or broker has not received instructions from the beneficial owners or persons entitled to vote and the bank or broker cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting. As a result, we strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
It means that you have more than one account, which may be at the transfer agent, with stockbrokers or otherwise. Please vote over the Internet, or complete and return all proxies for each account to ensure that all of your shares are voted.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
A majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if the stockholder votes over the Internet or telephone, completes and submits a proxy or is present in person at the Annual Meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH MATTER AND HOW ARE VOTES COUNTED?
Proposal 1 - Election of Directors.

To elect each director nominee, if a quorum is present or represented by proxy at the Annual Meeting, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the Annual Meeting and voting on the matter must vote FOR the director. If your broker holds your shares in “street name,” and if you do not vote your shares, your brokerage firm does not have the authority to vote your unvoted shares held by the firm since such matter is not considered routine. When a bank or broker has not received instructions from the beneficial owners or persons entitled to vote and the bank or broker cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Broker non-votes do not count as votes “FOR” or “AGAINST” any nominee, but will be counted in determining whether there is a quorum for the Annual Meeting. You may vote FOR any one or more of the nominees, AGAINST any one or more of the nominees or ABSTAIN from voting FOR or AGAINST any one or more of the nominees. Abstentions will be counted as votes cast with respect to each nominee and will have the effect of a vote AGAINST. Broker non-votes will not be considered as votes cast for or against any nominee, and will therefore have no effect on the outcome of the vote.

Proposal 2-Advisory Vote to Approve Compensation of our Named Executive Officers.

To approve Proposal 2, if a quorum is present or represented by proxy at the Annual Meeting, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the Annual Meeting and voting on the matter must vote FOR the proposal. This vote is advisory in nature and is not binding on, nor does it overrule, any decisions of the Company, the Board of Directors or the Compensation Committee. In the event that a majority of the votes cast are against this proposal, however, the Board of Directors and the Compensation Committee will carefully consider the outcome of the vote and the reasons therefore when making future decisions on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote, as they will not be counted as votes cast.

Proposal 3-Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

To approve Proposal 3, if a quorum is present or represented by proxy at the Annual Meeting, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the Annual Meeting and voting on the matter must vote FOR the proposal. Abstentions will have no effect on the outcome of the vote, as they will not be counted as votes cast. As Proposal 3 is a routine matter, broker non-votes will not occur with respect to this proposal.

The inspector of election appointed for the 2019 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, will tabulate all votes.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?	Our Board of Directors recommends that you vote:

FOR Proposal 1 - elect our six nominees to the Board of Directors for a one-year term ending at the 2020 Annual Meeting of Stockholders or such time as their respective successors are duly elected and qualified;

FOR Proposal 2 - advisory vote to approve the compensation of our named executive officers; and

FOR Proposal 3 - ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

ARE THERE OTHER MATTERS TO BE VOTED ON AT THE MEETING?
We do not know of any other matters that may come before the Annual Meeting other than the election of directors and ratification of the independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?
We intend to announce preliminary voting results at the Annual Meeting. We will publish final results in a current report on Form 8-K, which will be filed with the Securities and Exchange Commission, or SEC, no later than four business days following the Annual Meeting. To request a printed copy of our filings with the SEC, please write to Investor Relations, Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey 07950, or e-mail Investor Relations at InvestorRelations@immunomedics.com. You will also be able to find a copy on the Internet through our website at www.immunomedics.com or through the SEC’s electronic data system, called EDGAR, at www.sec.gov. Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

WHO WILL PAY THE COSTS OF SOLICITING THESE PROXIES?
We will pay the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

HOW CAN I RECEIVE FUTURE PROXY STATEMENTS AND ANNUAL REPORTS OVER THE INTERNET?
This proxy statement and our Annual Report for the Transition Period are available on our Internet site at www.immunomedics.com. This proxy statement and our Annual Report for the Transition Period are also available on the Internet site at www.proxyvote.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving printed copies in the mail. If you are a stockholder of record, you can choose this option when you vote over the Internet and save us the cost of producing and mailing these documents. If you are a stockholder of record and choose to view future proxy statements and annual reports over the Internet, you will receive a proxy in the mail next year with instructions containing the Internet address to access those documents. If your shares are held through a broker or other nominee, you should check the information provided by them for instructions on how to elect to view future proxy statements and annual reports over the Internet.

PROPOSAL 1-ELECTION OF DIRECTORS

The Board of Directors has nominated six people to serve as members of the Board of Directors until the 2020 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR each of the nominees named below.
Our Board of Directors, upon the recommendation of our Governance and Nominating Committee, voted to nominate Dr. Behzad Aghazadeh, Dr. Charles M. Baum, Mr. Scott Canute, Ms. Barbara G. Duncan, Mr. Peter Barton Hutt, and Dr. Khalid Islam for election at the Annual Meeting to serve until the 2020 Annual Meeting of Stockholders, or such later date as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Set forth below are their ages as of April 25, 2019, their offices with us, if any, their principal occupations or employment for the past five years, the length of their tenure as directors, and the names of other public companies for which they serve or served as a member of the Board of Directors. All of the nominees have indicated their willingness to serve, if elected, but if any of them should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.
NOMINEES FOR DIRECTORS

Dr. Behzad Aghazadeh	Director: Since March 2017

Age: 47

Principal occupation: Managing Partner and Portfolio Manager, venBio Select Advisor, LLC, a SEC registered investment manager, since 2011. Chairman of the Board of Directors, Immunomedics, Inc., since April 2017 and Executive Chairman of Immunomedics, Inc. since February 2019.

Business experience:

Partner and Senior Analyst at Sio Capital Management from 2009 to 2011.

Vice President and Senior Analyst at Bernstein Value Equities from 2006 to 2009.

From 2000 to 2006, Dr. Aghazadeh was in the healthcare practice of Booz Allen (now a unit of PricewaterhouseCoopers), where he led major strategic and operational initiatives for pharmaceutical and biotechnology clients.

Dr. Charles Baum, M.D., Ph.D.	Director: Since February 2019

Age: 61

Governance and Nominating Committee	Audit Committee

Principal occupation: President and Chief Executive Officer of Mirati Therapeutics, Inc.

Public company directorships: Dr. Baum has served on the Board of Directors of Array BioPharma since April 2014.

Business experience:

Prior to joining Mirati, Dr. Baum was Senior Vice President for Biotherapeutic Clinical Research at Pfizer and served as the Head of Oncology Development and as Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center. He was responsible for the development of the oncology portfolio, including Axitinib (Inlyta®), Crizotinib (Xalkori®) and the approval of sunitinib (Sutent®) for the treatment of gastrointestinal stromal tumor (GIST) and renal cell carcinoma. Previously, Dr. Baum was responsible for the development of several oncology compounds at Schering-Plough, including temozolomide (Temodar®) which was approved for the treatment of patients with advanced brain tumors.

Scott Canute	Director: Since March 2017

Age: 58

Principal occupation: Principal and Founder of Magis Consulting, LLC, since July 2012. Executive Director of Immunomedics, Inc. since February 2019.

Public company directorships: Mr. Canute has served on the Boards of Directors of Akebia Therapeutics since August 2016 and Flexion Therapeutics since March 2015. He previously served as a Technology Advisory Board Member of Moderna Therapeutics from August 2013 to January 2016. Mr. Canute also served on the Boards of Directors of Allocure, Inc. from October 2012 to October 2014, Inspiration Biopharmaceuticals, Inc. from September 2012 to September 2013, Oncobiologics Inc. from October 2011 to April 2018, and Proteon Therapeutics from July 2015 to April 2019.

Business experience:

President of Global Manufacturing and Corporate Operations of Genzyme from 2010 until 2011.

President, Global Manufacturing Operations of Eli Lilly and Company from 2004 to 2007.

Ms. Barbara G. Duncan	Director: Since March 2019

Age: 54

Audit Committee (Chair)	Compensation Committee

Public company directorships: Ms. Duncan currently serves on the Board of Directors of Aevi Genomic Medicine, Inc., Adaptimmune Therapeutics, plc, Jounce Therapeutics, Inc., ObsEva SA, and Ovid Therapeutics Inc.

Business experience: Ms. Duncan, has over 20 years of experience in the life sciences industry and served as Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Inc. from May 2009 through June 2016, and as Chief Financial Officer and then Chief Executive Officer at DOV Pharmaceuticals, Inc. from 2001 to 2009. Prior to joining DOV Pharmaceuticals, Inc., Ms. Duncan served as Vice President of Corporate Finance—Global Healthcare at Lehman Brothers Inc. from 1998 to 2001, and as Director of Corporate Finance at SBC Warburg Dillon Read Inc. from 1994 to 1998. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. She holds an M.B.A. from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from Louisiana State University.

Peter Barton Hutt	Director: Since March 2017

Age: 84

Governance and Nominating Committee (Chair)	Compensation Committee

Principal Occupation: Senior Counsel of Covington & Burling, LLP, since 1975.

Public company and other directorships: Mr. Hutt has served on the Boards of Directors of Flex Pharma, Inc. since 2014; Seres Therapeutics, Inc. from 2013 to 2017; Moderna Therapeutics, Inc. from 2012 to present; Selecta Biosciences, Inc. since 2010; Concert Pharmaceuticals, Inc. since 2007; LifeLine Screening Holdings, LLC from 2006 to present; Seventh Sense, Inc. from 2008 to present; Proterris Inc. from 2013 to present; Critical Path Institute from 2015 to present; Academy of Food Law and Policy, Inc. from 2015 - present; Placon Therapeutics from 2016 to present; Whole Biome, Inc. from 2016 to present; CoLabs International Corp. from 2018 to present; Institute for Health Policy Analysis from 1989 to present; Med Data Foundation from 2000 to present; and Q Therapeutics, Inc. since 2002.

He previously served on the Boards of Directors of DBV Technologies S.A. from 2009 to 2015; NanoMedical Systems, Inc. from 2007 to 2015; and Momenta Pharmaceuticals, Inc. from 2001 to 2014; Suneva Medical, Inc. from 2014 to 2018; Living Proof, Inc. from 2007 to 2017; Xoma Corporation from 2005 to 2017; Foundation for Biomedical Research from 1983 - 2016; California Healthcare Institute from 1996 - 2015; Aeras Global TB Vaccine Foundation from 2006 - 2015; BIND Biosciences, Inc. from 2008 - 2016; Blend Biosciences, Inc. from 2011 - 2016; Axcella Health Inc. from 2014 - 2018; Rubius Therapeutics, Inc. from 2014 - 2018; Epiva Therapeutics, Inc. from 2015 - 2016; Kaleido Biosciences, Inc. from 2015 - 2018; California Life Sciences Association from 2016 - 2017; and Keck Graduate Institute from 2007 to 2013.

Business experience:

Chief Counsel for the Food and Drug Administration from 1971 to 1975.

Dr. Khalid Islam	Director: Since March 2017

Age: 63

Compensation Committee (Chair)	Audit Committee

Governance and Nominating Committee

Principal occupation: Managing Director of Life Sciences Management GmbH, since 2014; Co-Founder and Partner of Sirius Healthcare Partners GmbH, a Swiss life sciences company, in 2009; Founder of PrevABR LLC, an American clinical-stage therapeutics company, in 2010.

Public company directorships: Dr. Islam has served as Chairman of the Boards of Directors of Minoryx Therapeutics since 2016 and Fennec Pharma, Inc. since 2014. Dr. Islam previously served as Chairman of the Boards of Directors of PCovery Aps from 2011 to 2015 and C10 Pharma A/S from 2010 to 2014, and was a member of the Board of Directors of Molmed SpA from 2014 to 2016, Oxthera AB from 2014 to 2017 and Karolinska Development from 2015 to 2017.

Business experience:

Chairman and Chief Executive Officer of Gentium S.p.A., from 2009 until 2014.

Advisor to Kurma Biofund (Paris), a venture group.

President and Chief Executive Officer of Arpida AG.

Vote Required and Board Recommendation

If a quorum is present, the election of each nominee requires the affirmative vote of a majority of the votes cast at the Annual Meeting for each nominee. Abstentions will be counted as votes cast with respect to each nominee and will have the effect of a vote "AGAINST." Broker non-votes will not be considered as votes cast for or against any nominee, and will therefore have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT EACH OF OUR SIX NOMINEES TO THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM UNTIL THE 2020 ANNUAL MEETING OF STOCKHOLDERS.

PROPOSAL 2-ADVISORY (NON-BINDING) VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation at the Annual Meeting, commonly referred to as a “Say-on-Pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of our “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section elsewhere in this proxy statement for a detailed discussion about our executive compensation programs, including information about the Transition Period compensation of our named executive officers.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years. At the 2017 Annual Meeting of Stockholders held on April 2, 2018, the Company’s stockholders recommended, on an advisory basis, that the frequency of the stockholder vote on the compensation of our named executive officers occur every year.

The Compensation Committee of our Board of Directors, or the Compensation Committee, oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our named executive officers. The Compensation Committee has designed the executive compensation program for our named executive officers to meet the following objectives:

•	Ensure executive compensation is aligned with our corporate strategies and business objectives;

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals through superior awards for superior performance;

•	Provide total direct compensation that is competitive in markets in which we compete for management talent in order to attract, retain and motivate the best possible executive talent;

•	Provide an incentive for long-term continued employment with our Company; and

•	Reinforce our desired culture and unique corporate environment by fostering a sense of ownership, urgency and overall entrepreneurial spirit.

     The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee. The outcome of the vote will not require the Company, our Board of Directors or our Compensation Committee to take any action, and will not be construed as overruling any decision by the Company or the Board of Directors.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Immunomedics, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the Annual Meeting.

Approval of this resolution requires the affirmative vote of a majority of the shares of Immunomedics’ common stock voted at the Annual Meeting. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

Vote Required and Board Recommendation

If a quorum is present, approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be considered as votes cast for or against the proposal and will therefore have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3-RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, with the approval of the Board of Directors, has selected the firm of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019. KPMG LLP has been engaged by us to audit our consolidated financial statements since September 2013. KPMG LLP has advised our Audit Committee that it is “independent” of us within the meaning of Rule 2-01 of SEC Regulation S-X, as amended.

A description of the services provided by KPMG LLP, and the fees we paid for such services, can be found under the heading “Fees of Our Independent Registered Public Accounting Firm” elsewhere in this proxy statement.

During the Company’s fiscal year ended June 30, 2018 and the six-month transition period ended December 31, 2018, neither the Company nor anyone acting on its behalf consulted with KPMG LLP regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

The affirmative vote of a majority of the shares voted at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm. In the event the stockholders do not ratify KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

A representative of KPMG LLP is expected to be present at our Annual Meeting. This representative will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required and Board Recommendation

If a quorum is present, ratification of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be considered as votes cast for or against the proposal and will therefore have no effect on the outcome of the vote. As this proposal is deemed a routine matter, broker non-votes will not occur with respect to this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 22, 2019 for: (i) the executive officers named in the “Summary Compensation Table” elsewhere in this proxy statement; (ii) each of our directors and director nominees; (iii) all of our current directors and executive officers as a group; and (iv) each stockholder known by us to own beneficially more than five percent (5%) of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities.

The SEC deems shares of common stock that may be acquired by an individual or group within 60 days of April 22, 2019 pursuant to the exercise of options, warrants or other convertible securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such securities are not deemed to be outstanding for the purpose of computing the percentage ownership of any other stockholder shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage ownership is based on 191,518,559 shares of common stock outstanding on April 22, 2019.

Name of beneficial owner*	Number of shares	Percentage of common stock
Dr. Behzad Aghazadeh (1)	17,743,458	9.3%
Dr. Charles Baum	—	**
Scott Canute (2)	32,846	**
Barbara G. Duncan	—	**
Peter Barton Hutt (3)	32,846	**
Dr. Khalid Islam (4)	32,846	**
Kurt Andrews	—	**
Brendan Delaney (5)	59,375	**
Jared Freedberg	—	**
Robert Iannone (6)	52,499	**
Usama Malik (7)	54,584	**
Morris Rosenberg (8)	32,072	**

All Directors and Executive Officers as a group (12 persons) (9)	18,040,526	9.4%

FMR LLC (10) 245 Summer Street Boston, MA 02210	22,867,854	11.9%
venBio Select Advisor LLC(11) 120 West 45th Street, Suite 2802 New York, NY 10036	17,714,461	9.2%
Vanguard Group, Inc.(12) 100 Vanguard Blvd. Malvern, PA 19355	14,600,685	7.6%
T. Rowe Price Associates, Inc.(13) 100 E. Pratt Street Baltimore, MD 21202	12,815,023	6.7%
BlackRock, Inc.(14) 55 East 52nd Street New York, NY 10022	12,639,350	6.6%
___________________________
* Except as noted, the address of each of person listed in the above table is c/o Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey 07950. All information in the table is based upon reports filed with the SEC or upon the 2019 Questionnaire for Directors, Officers and Five Percent Stockholders submitted to us in connection with the preparation of this proxy statement.

** Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1) Consists of 17,714,461 shares held on behalf of accounts managed by venBio Select Advisor LLC, a Delaware limited liability company (the “Investment Manager”) and venBio Select Fund LLC, a Delaware limited liability company, a fund managed by the Investment Manager. Dr. Aghazadeh serves as the portfolio manager and controlling person of the Investment Manager, plus an additional 22,500 stock options granted to Dr. Aghazadeh as consideration for his services as a director which have vested and 6,497 stock options granted that will vest within 60 days of April 22, 2019. Dr. Aghazadeh and the Investment Manager expressly disclaim beneficial ownership of the securities reported herein except to the extent of its or his pecuniary interest in such securities.

(2) Consists of 6,497 shares subject to stock options exercisable and 3,849 restricted stock units that currently vested or will vest within 60 days of April 22, 2019.

(3) Consists of 6,497 shares subject to stock options exercisable and 3,849 restricted stock units that currently vested or will vest within 60 days of April 22, 2019.

(4) Consists of 6,497 shares subject to stock options exercisable and 3,849 restricted stock units that currently vested or will vest within 60 days of April 22, 2019.

(5) Consists of 59,375 shares subject to stock options exercisable currently or within 60 days of April 22, 2019.

(6) Consists of 52,499 shares subject to stock options exercisable currently or within 60 days of April 22, 2019.

(7) Consists of 54,584 shares subject to stock options exercisable currently or within 60 days of April 22, 2019.

(8) Consists of 32,072 shares subject to stock options exercisable currently or within 60 days of April 22, 2019.

(9) See footnotes 1-8 above regarding shares subject to stock options exercisable currently or within 60 days of April 22, 2019 and restricted stock units which will vest within 60 days of April 22, 2019.

(10) This information is based solely on a Schedule 13G report by FMR LLC as of March 29, 2019.

(11) This information is based solely on a Schedule 13D/A report by venBio Select Advisor LLC filed on June 19, 2018. The securities reported are held on behalf of accounts managed by venBio Select Advisor LLC, a Delaware limited liability company (the “Investment Manager”) and venBio Select Fund LLC, a Delaware limited liability company, a fund managed by the Investment Manager. Dr. Aghazadeh serves as the portfolio manager and controlling person of the Investment Manager. Dr. Aghazadeh and the Investment Manager expressly disclaim beneficial ownership of the securities reported herein except to the extent of its or his pecuniary interest in such securities.

(12) This information is based solely on a Schedule 13G report by The Vanguard Group as of December 31, 2018.

(13) This information is based solely on a Schedule 13G report by T. Rowe Price Associates, Inc. as of December 31, 2018.

(14) This information is based solely on a Schedule 13G report by BlackRock, Inc. as of December 31, 2018.

OUR CORPORATE GOVERNANCE

Our Commitment to High Corporate Governance Standards

We believe that in order for Immunomedics to achieve business success while also creating value for our stockholders, it is essential that we maintain a commitment to excellence in corporate governance and a workplace of the highest ethical standards. Our Board of Directors is committed to high governance standards and to continually work to improve them. During the past year, we have reviewed our corporate governance practices. We also reviewed with our legal counsel and other professional advisors the rules of the SEC, as well as other proposed SEC rules and regulations and listing requirements of the Nasdaq Global Market. We have also compared our governance practices against those identified as best practices by various authorities and other public companies.

Role of Our Board of Directors

Our Board of Directors currently consists of six members, although we periodically seek additional qualified candidates to consider joining the Board of Directors. The Board of Directors shall consist of six members immediately following the Annual Meeting.

The Board of Directors monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board of Directors oversees Immunomedics’ long and short term strategic and business planning, and conducts a year-long process that culminates in the review and approval by our Board of Directors each year of a business plan, a capital expenditures budget and other key financial and business objectives.

Members of the Board of Directors keep informed about our business and operations through discussions with the Chairman and other members of our senior management team, by reviewing materials provided to them on a regular basis as well as in preparation for Board of Directors and committee meetings, and by actively participating in meetings of the Board of Directors and its committees. We regularly review key portions of our business with the Board of Directors, including our clinical and pre-clinical development programs. We also make it a practice to introduce our senior executives to the Board of Directors so that the Board of Directors can become familiar with our key talent.

During the Transition Period, the Board of Directors met 4 times. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board on which such director served, during the periods during which such director served.

Directors are encouraged, but are not required, to attend our annual meetings of stockholders.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors and director nominees, considered as a group, provide a broad mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Our Board of Directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience serving on other companies’ boards, which provides them with an understanding of different business processes, challenges and strategies facing boards and other companies. Certain of our directors have experience as senior management of pharmaceutical and biotechnology companies which brings additional valuable and relevant perspectives to the Board of Directors. Further, our directors also have other public company experience that makes them valuable members, such as prior experience with company financing activities, board governance or mergers and acquisitions.

The following highlights the specific experiences, qualifications, attributes and skills of our individual directors, or director nominees, that have led our Governance and Nominating Committee to conclude that these individuals should serve on our Board of Directors:

Dr. Behzad Aghazadeh, our Executive Chairman of the Board of Directors, is a Managing Partner and Portfolio Manager of the venBio Select Fund. He brings more than 20 years of experience in the biopharmaceutical industry, including more than 10 years as an institutional investor and previously six years at Booz Allen as a general management consultant to senior executive teams in the healthcare sector.

Dr. Charles M. Baum, has served as the President and Chief Executive Officer of Mirati Therapeutics, Inc. since 2012. Prior to joining Mirati, Dr. Baum had worked at Pfizer since 2003, most recently as the Senior Vice President for Clinical Research within Pfizer’s Worldwide Research & Development division. At Pfizer, Dr. Baum held roles of increasing responsibility, including Vice President and Head of Oncology Development and Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center, a Pfizer division comprised of small biotech research units. Prior to joining Pfizer, Dr. Baum was responsible for the Phase I-IV development of several oncology compounds at Schering-Plough, including Temodar® (temozolomide). Dr. Baum has been a member of the board of directors of Mirati Therapeutics, Inc. since 2012 and a member of the board of directors of Array BioPharma, Inc. since 2014.

Scott Canute, has more than 35 years of experience in the biopharmaceutical industry, having served as President, Global Manufacturing and Corporate Operations at Genzyme Corporation and previously as President of Global Manufacturing Operations at Eli Lilly and Company.

Barbara G. Duncan, has over 20 years of experience in the life sciences industry and served as Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Inc. from May 2009 through June 2016, and as Chief Financial Officer and then Chief Executive Officer at DOV Pharmaceuticals, Inc. from 2001 to 2009. Prior to joining DOV Pharmaceuticals, Inc., Ms. Duncan served as Vice President of Corporate Finance—Global Healthcare at Lehman Brothers Inc. from 1998 to 2001, and as Director of Corporate Finance at SBC Warburg Dillon Read Inc. from 1994 to 1998. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan currently serves as a director for Aevi Genomic Inc., Medicine, Jounce Therapeutics, Inc., ObsEva SA, Adaptimmune Therapeutics plc and Ovid Therapeutics, Inc.

Peter Barton Hutt, is a renowned expert in food and drug law and currently serves as Senior Counsel at Covington & Burling LLP. He began his law practice with the firm in 1960 and has remained at the firm with the exception of serving as Chief Counsel for the Food and Drug Administration from 1971 until 1975. He has been recognized by The Washingtonian magazine as one of Washington’s 50 best lawyers and one of the 40 best health care lawyers in the U.S. by the National Law Journal.

Dr. Khalid Islam, has over 30 years of experience in the pharmaceutical and biotechnology industry and currently serves as the Managing Director of Life Sciences Management GmbH. He also co-founded Sirius Healthcare Partners, a Swiss life sciences company, and PrevABR LLC, an American clinical-stage therapeutics company. Dr. Islam also previously served as Chairman and CEO of Gentium S.p.A., a Nasdaq-listed pharmaceutical company.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors evaluates its leadership structure and role in risk oversight on an ongoing basis. Since March 2001, our leadership structure has divided the role of Chairman of the Board of Directors and the role of the Chief Executive Officer into two positions. Currently, Dr. Behzad Aghazadeh serves as Executive Chairman of the Board of Directors while our Board of Directors continues our search for a Chief Executive Officer to replace Michael Pehl, who resigned as our President and Chief Executive Officer in February 2019. Our Board of Directors determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, the current stage of development of our product candidates and other relevant factors. After considering these factors, our Board of Directors has determined that the individual roles of an independent Chairman of the Board of Directors and a Chief Executive Officer are an appropriate board leadership structure for our company at this time.

The Board of Directors is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing the Company, and the Company’s board leadership structure supports this approach. Through our senior management team, the Board of Directors receives periodic reports regarding the risks facing the Company. In addition, the Audit Committee assists the Board of Directors in its oversight role by receiving periodic reports regarding our risk and control environment.

Business Ethics and Compliance

Our Board of Directors has a Company-wide ethics awareness program and an enhanced compliance program that has been communicated to all employees. We have adopted a code of ethics for our Chief Executive Officer and senior financial officers, which complies with Item 406(b) of SEC Regulation S-K and is available on our website at www.immunomedics.com. In addition, all of our directors, officers and employees must act ethically and in accordance with our Code of Business Conduct (the “Code of Business Conduct”). The Code of Business Conduct satisfies the definition of “code of ethics” under the rules and regulations of the SEC and the standards of the Nasdaq Global Market, and is available on our website at www.immunomedics.com.

Review and Approval of Related Person Transactions

Our Code of Business Conduct has certain policies and procedures for the review, approval or ratification of transactions involving us and any executive officer, director, director nominee, 5% stockholder and certain of their immediate family members (each of whom we refer to as a “related person”). The policy and procedures cover any transaction involving a related person (a “related person transaction”) in which the related person has a material interest and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC.

Any proposed related person transaction must be reported to the Company’s General Counsel and Chief Compliance Officer (the "Compliance Officers"). The policy calls for the transaction to be reviewed by the Compliance Officers and, if deemed appropriate, approved by the Board of Directors of the Company (or an authorized committee of the Board of Directors). The transaction should be approved in advance whenever practicable. If not practicable, the Compliance Officers and, if deemed appropriate, the Board of Directors, will review, and may, if deemed appropriate, ratify the related person transaction.

A related person transaction will be considered approved or ratified if it is authorized by the Compliance Officers and the Board of Directors of the Company (or an authorized committee of the Board of Directors) after full disclosure of the related person’s interest in the transaction. In considering related person transactions, the Compliance Officers and the Board of Directors (or an authorized committee of the Board of Directors) will consider any information considered material to investors and the following factors:

•the related person’s interest in the transaction;

•the approximate dollar value of the transaction;

•whether the transaction was undertaken in the ordinary course of our business;

•whether the terms of the transaction are no less favorable to us than terms that we could have reached with an unrelated third party; and

•the purpose and potential benefit to us of the transaction.

Independence of Non-Employee Directors

Good corporate governance requires that a majority of the Board of Directors consist of members who are “independent.” There are different measures of director independence: independence under listing standards of the Nasdaq Global Market, under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Board of Directors has recently reviewed information about each of our non-employee directors and determined that each of Dr. Behzad Aghazadeh, Dr. Charles M. Baum, Ms. Barbara G. Duncan, Mr. Peter Barton Hutt, and Dr. Khalid Islam are deemed “independent” under applicable law and the listing standards of the Nasdaq Global Market, and accordingly, we have a majority of independent directors on our Board.

Communications with Directors

Stockholders and other interested parties may communicate directly with any director, including any non-management member of the Board of Directors, by writing to the attention of such individual at the following address: Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey 07950.

Communications that are intended for the non-management directors generally should be marked “Personal and Confidential” and sent to the attention of the Chair of the Governance and Nominating Committee. The Chair will distribute any communications received to the other non-management member(s) to whom the communication is addressed. Communications that are intended for the whole Board should be sent to the attention of the Company’s Secretary.

Committees of the Board of Directors

The Board of Directors currently has three standing committees: an Audit Committee; a Compensation Committee; and a Governance and Nominating Committee. Copies of the charters of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, as each has been adopted by our Board of Directors, can be found on our website www.immunomedics.com.

The Board of Directors is also empowered to appoint from time to time ad hoc committees to address specific matters.

AUDIT COMMITTEE
Members	Meetings in Fiscal 2018
Ms. Barbara G. Duncan (Chair)	5
Dr. Charles Baum
Dr. Khalid Islam	Meetings in the Transition Period
2

Responsibilities:

The Audit Committee, currently comprised of Ms. Duncan (Chair), Dr. Baum, and Dr. Islam, consists entirely of independent directors as defined by the listing standards of the Nasdaq Global Market. Its primary functions are to assist the Board of Directors in monitoring the integrity of our financial statements, our systems of internal control, and the appointment, independence and performance of our independent registered public accounting firm. The Audit Committee is responsible for pre-approving any engagements of our independent registered public accounting firm for non-audit services. The Audit Committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports and our ethics and compliance processes.

Effective February 9, 2018, our Governance and Nominating Committee recommended, and effective February 13, 2018, the members of the Board of Directors approved, that Brian A. Markison not stand for reelection at the Company’s 2017 Annual Meeting. Accordingly, following the 2017 Annual Meeting of Stockholders, the Audit Committee consisted of two members: Dr. Islam and Mr. Canute, and as a result, the Company was not in compliance with Nasdaq Listing Rule 5605(c)(2)(A), which requires the Company’s audit committee to be composed of at least three independent directors. The Company regained compliance with Nasdaq Listing Rule 5605(c)(42)(A) with Dr. Baum's appointment to the Audit Committee on February 23, 2019. Ms. Duncan was appointed to the Audit Committee effective March 5, 2019.

At each regularly-scheduled Audit Committee meeting, the Audit Committee members meet with Immunomedics’ independent registered public accounting firm without management present. As part of the regular quarterly Audit Committee meetings, representatives of management, the independent registered public accounting firm and the Audit Committee members meet to review the financial statements prior to the public release of earnings.

The Board of Directors has determined that each current member and proposed member of the Audit Committee satisfies the independence standards for Audit Committee membership as set forth in Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder. In addition, the Board of Directors has determined that each of Ms. Duncan, Dr. Baum and Dr. Islam satisfies the SEC’s criteria for an “audit committee financial expert.”

You may find a more detailed description of the functions of the Audit Committee in the Audit Committee Charter which can be found on our website at www.immunomedics.com. Please see also the Audit Committee Report beginning elsewhere in this proxy statement.

COMPENSATION COMMITTEE
Members	Meetings in Fiscal 2018
Dr. Khalid Islam (Chair)	5
Ms. Barbara G. Duncan
Peter Barton Hutt	Meetings in the Transition Period
6

Responsibilities:

The Compensation Committee, currently comprised of Dr. Islam (Chair), Ms. Duncan and Mr. Hutt, consists entirely of directors who (i) are “non-employee Directors” for purposes of Rule 16b‑3 under the Exchange Act; (ii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; and (iii) are “independent” in accordance with the listing standards of the Nasdaq Global Market. Its primary responsibilities are to oversee compensation and employee benefit matters and management performance. Effective March 5, 2019, Ms. Duncan replaced Mr. Scott Canute as a member of the Compensation Committee.

The Compensation Committee reviews and determines the salaries for corporate officers and key employees and reviews and determines, by grade levels, employees who are eligible to participate in our incentive compensation plans. The Compensation Committee also oversees management of the Immunomedics, Inc. 2014 Long-Term Incentive Plan, including the granting and certain terms of stock options and other stock-based awards, and all other compensation and benefit plans. The Compensation Committee also oversees salary grade administration for all our employees, which is used for establishing merit increases and starting salaries for new employees and is the basis for compensation reviews for all officers, including the Chief Executive Officer.

When deemed appropriate, the Compensation Committee also consults with independent outside advisors for guidance on executive compensation issues.

In fiscal year 2018 and for the Transition Period, the Compensation Committee engaged Arthur J. Gallagher & Co. Human Resources & Compensation Consulting Practice (“Gallagher”), formerly James F. Reda & Associates LLC, to provide competitive compensation data and general advice on our compensation programs and policies for executive officers. Gallagher reports directly to the Compensation Committee, periodically participates in committee meetings and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Gallagher has not provided any services to the Company other than those it provides to the Compensation Committee in its role as independent consultant. The Compensation Committee has assessed the independence of Gallagher pursuant to SEC rules and concluded that the work performed by Gallagher does not raise any conflicts of interest.

Our Compensation Committee also monitors and evaluates the adequacy and market competitiveness of our compensation plans and programs and determines whether these plans and programs create incentives for a particular employee group to take actions which could put the Company at undue risk.

The charter of the Compensation Committee, which describes all of the Compensation Committee’s responsibilities, is posted on our website at www.immunomedics.com. Please see also the Compensation Committee Report elsewhere in this proxy statement.

GOVERNANCE AND NOMINATING COMMITTEE
Members	Meetings in Fiscal 2018
Peter Barton Hutt (Chair)	5
Dr. Charles Baum
Dr. Khalid Islam	Meetings in the Transition Period
0

Responsibilities:

The Governance and Nominating Committee (the “G&N Committee”) is responsible for Board governance issues. The G&N Committee also recommends individuals to serve as directors and will consider nominees recommended by stockholders. The G&N Committee will consider nominees recommended by our stockholders for election to the Board of Directors at the 2020 Annual Meeting of Stockholders, provided that any such recommendation is submitted in writing in accordance with the Company's Amended and Restated Bylaws, to the G&N Committee, c/o the Secretary of Immunomedics, at our principal executive offices, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information and evidence of the consent of the proposed nominee to serve. Ms. Duncan replaced Mr. Scott Canute as a member of the G&N Committee effective March 5, 2019.

In recommending candidates, the G&N Committee seeks individuals who possess broad training and experience in business, finance, law, government, medicine, immunology, molecular biology, management or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board of Directors as a whole. The G&N Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, the G&N Committee values diversity on our Board of Directors and considers the diversity of the professional experience, education and skills, as well as diversity of origin and gender, in identifying director nominees.

In accordance with Nasdaq Rule 5605(e), which requires the G&N Committee to consist solely of independent directors, the G&N Committee is currently comprised of Mr. Hutt (Chair), Dr. Baum and Dr. Islam, who are each deemed to be independent in accordance with the listing standards of the Nasdaq Global Market. The charter of our G&N Committee can be found on our website at www.immunomedics.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018 and the Transition Period our compensation committee consisted of Mr. Canute, Mr. Hutt, and Dr. Islam. Our Compensation Committee currently consists of Dr. Islam, Ms. Duncan and Mr. Hutt. No member of the Compensation Committee was at any time during fiscal 2018 or the Transition Period, or formerly, an officer or employee of Immunomedics, or any subsidiary of Immunomedics. No executive officer of Immunomedics has served as a director or member of the Board of Directors or the Compensation Committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of or member of our Board of Directors or our Compensation Committee.

Indemnification of Officers and Directors

We indemnify our directors and officers to the fullest extent permitted by law for their acts and omissions in their capacity as a director or officer of Immunomedics, so that they will serve free from undue concerns for liability for actions taken on behalf of Immunomedics. This indemnification is required under our corporate charter. We also maintain an insurance policy intended to help us meet our obligations under our indemnification covenants.

DIRECTOR COMPENSATION

We compensate our non-employee directors for their service as directors. We do not pay directors who are also Immunomedics employees any additional compensation for their service as directors. We have entered into a Consulting Agreement with one of our directors, Scott Canute, for his service as the Company's Executive Director. Please see Certain Relationships and Related Party Transactions on page 49 of this proxy statement for more information.

Transition Period Ended December 31, 2018 Director Compensation Table

The following table shows the compensation paid to our non-employee directors for their Board service during the Transition Period:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Dr. Behzad Aghazadeh	$50,000	$—	$—	$50,000
Scott Canute	$42,767	$—	$—	$42,767
Peter Barton Hutt	$36,125	$—	$—	$36,125
Dr. Khalid Islam	$48,625	$—	$—	$48,625
(1) Consists of amounts described below under “Cash Compensation.”

(2) Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the determination of grant date fair value of option awards in accordance with FASB ASC Topic 718, see Note 6 of the Consolidated Financial Statements in our Transition Report on Form 10-K for the transition period ended December 31, 2018.

Cash Compensation

During the Transition Period each non-employee director of Immunomedics received the following, pro-rated for the six-month period:

Fees*	Transition Period Ended December 31, 2018
Basic retainer:	$45,000
Additional retainers:
Non-executive Chairman of the Board	$45,000
Chairman of the Executive Committee	$20,000
Member of the Executive Committee	$10,000
Chairman of the Audit Committee	$20,000
Member of the Audit Committee	$10,000
Chairman of the Compensation Committee	$15,000
Member of the Compensation Committee	$7,250
Chairman of the Governance & Nominating Committee	$10,000
Member of the Governance & Nominating Committee	$5,000

* We also reimburse non-employee directors for reasonable travel and out-of-pocket expenses in connection with their service as directors. We do not pay fees on a per meeting basis.

For fiscal 2019, the non-employee director compensation will remain the same as the fiscal 2018/Transition Period amounts above.

Stock Compensation

At the Annual Stockholder Meeting on December 3, 2014, our stockholders approved the Immunomedics, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”). The 2014 Plan replaced the Immunomedics, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which terminated on December 3, 2014. Our non-employee directors also participate in the 2014 Plan. Pursuant to the compensation policy adopted by the Compensation Committee, each individual who is first elected or appointed as a non-employee director is automatically granted, on the date of such initial election or appointment, 22,500 nonqualified stock options. Initial option grants become fully vested on the first anniversary of the date of grant, provided such director remains a director on such date, and have an exercise price equal to the fair market value of the common stock on the date of grant, a maximum term of seven years from the date of grant and a post-termination exercise period of 12 months following the date of the non-employee director’s cessation of service on account of (i) the director’s death or (ii) upon a change in control or hostile take-over of the Company; however, in no event will the options be exercisable beyond their original term.

In addition to the foregoing initial grants, pursuant to the compensation policy adopted by the Compensation Committee, each individual who continues to serve as a non-employee director on the date of each annual stockholders meeting shall receive an annual grant of non-qualified stock options and restricted stock units (“RSUs”), each equal in value to $55,000. The Compensation Committee, as administrator of the 2014 Plan, will determine the actual number of stock options and RSUs at the time of each such annual grant. Annual option grants become fully vested on the first anniversary of the grant date, provided such director remains a director on such date, and have an exercise price equal to the fair market value of the common stock on the date of grant, a maximum term of seven years from the date of grant and a post-termination exercise period of 12 months following the date of the non-employee director’s cessation of service on account of the director’s death or total and permanent disability. Annual RSU grants vest in full upon the director’s completion of one year of service as a non-employee director from the date of grant. Notwithstanding the foregoing, annual RSU grants will immediately vest upon (i) a non-employee director’s cessation of service as a non-employee director by reason of death or permanent disability, or (ii) upon a change in control or hostile take-over of the Company (as defined in the 2014 Plan).

Option and RSU Grants to Non-Employee Directors During the Transition Period

During the Transition Period, there were no options to purchase shares of common stock or RSUs granted to non-employee directors.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding our executive officers.

Name	Age	Position(s) with the Company
Usama Malik	44	Chief Financial Officer/Chief Business Officer
Morris Rosenberg	59	Chief Technology Officer
Rob Iannone	52	Chief Medical Officer
Brendan Delaney	44	Chief Commercial Officer
Kurt Andrews	49	Chief Human Resources Officer
Jared Freedberg	50	General Counsel/Corporate Secretary
Bryan Ball	49	Chief Quality Officer

Usama Malik was appointed on February 23, 2019, to serve as the Company’s Chief Financial Officer, and prior to such time had been serving as the Company’s interim Chief Financial Officer since August 2018 and the Company’s Chief Business Officer since August 2017. Prior to joining the Company, Mr. Malik was the founder and managing partner of InnoAction Advisory Services, a boutique advisory firm with clients in the pharmaceutical and medical technologies fields, since January 2013. Prior to InnoAction, Mr. Malik was part of Senior Management at Bridgewater Associates from December 2011 to December 2012 and served as the Global Vice President of Strategy and Innovation at Pfizer from November 2007 through November 2011. Previously, Mr. Malik served in leadership roles at strategy consulting firms including Booz & Co. and KPMG Consulting, advising executive teams and boards on corporate strategy, finance, and business transformation opportunities. He graduated with a B.S. in electrical engineering from the University of Maryland at College Park, and a M.B.A. in finance, strategy, and entrepreneurship from INSEAD.

Morris Rosenberg has served as the Company's Chief Technology Officer since January 2018. Prior to joining the Company, Dr. Rosenberg provided consulting services across the Biotechnology industry in process development and biologics manufacturing from June 2012 to January 2018. Prior to his consulting, Dr. Rosenberg held various roles with Seattle Genetics, most recently as the Executive Vice President, Process Sciences from February 2009 to June 2012 and prior was the Sr. Vice President of Development from October 2004 to February 2009. Dr. Rosenberg holds a D.Sc., M.S and a B.S. in Chemical Engineering from Washington University in St. Louis.

Robert Iannone has served as the Company's Head of Research & Development and Chief Medical Officer since April 2018. Prior to joining the Company, Dr. Iannone was employed at AstraZeneca from July 2014 to April 2018 in the roles of Senior Vice President and Head of Immuno-oncology, Global Medicines Development and the Global Products Vice President. Prior to AstraZeneca, Dr. Iannone held roles of from 2004 to 2017 with increasing responsibility at Merck culminating in his role as Executive Director and Section Head of Oncology Clinical Development. Dr. Iannone has a B.S. from The Catholic University of America (1989), an M.D. degree from Yale (1994), an M.S.C.E. from University of Pennsylvania (2012) and received training in both pediatrics (1997) and pediatric hematology-oncology (2001) from Johns Hopkins.

Brendan Delaney has served as the Company's Chief Commercial Officer since November 2017. Prior to joining the Company, Mr. Delaney was employed at Celgene from March 2011 to November 2018, most recently holding the role of Vice President, U.S. Commercial Hematology/Oncology. Prior roles at Celgene include Vice President, Global Marketing, Hematology and Executive Director, Global Marketing, Multiple Myeloma Franchise. Before joining Celgene in 2011, he was the Director of the Global Chronic Myeloid Leukemia (CML) Franchise at Novartis Oncology. From 2006 to 2011, Mr. Delaney held a variety of commercial positions at Novartis Oncology, including serving as U.S. Marketing Lead for the launch of Afinitor in Renal Cell Carcinoma. Mr. Delaney received his B.S. in biological sciences from Rutgers University and his M.B.A. in finance from The Stern School of Business at New York University.

Kurt Andrews has served as the Company's Chief Human Resources Officer since September 2018. Mr. Andrews was Sr. Vice President, Human Resources at Amicus Therapeutics from February 2016 to July 2018. Prior to Amicus, Mr. Andrews was the Vice President, Human Resources at Valeritas, Inc. from July 2013 to February 2016. Mr. Andrews holds a M.A. degree from the School of Labor and Employment Relations and a B.A. degree from the College of Liberal Arts and Sciences at University of Illinois at Urbana-Champaign.

Jared Freedberg has served as the Company's General Counsel and Corporate Secretary since September 2018. Prior to joining the Company, Mr. Freedberg was Vice President, Legal at Mallinckrodt from December 2016 to September 2018. Prior to Mallinckrodt, Mr. Freedberg was the Vice President, Business Development and Strategy at Covance from November 2014 to November 2016 and Vice President, Associate General Counsel at Covance from March 2008 to November 2014. Mr. Freedberg holds a B.A. degree from the University of Pennsylvania and a Juris Doctor degree from the Duke University School of Law.

Bryan Ball joined the Company in February 2019 to serve as Chief Quality Officer. Prior to joining the Company, Mr. Ball was the Senior Vice President of Global Quality and Environmental Health and Safety at Mallinckrodt. Prior to Mallinckrodt, Mr. Ball was the Vice President of Quality and Regulatory at Ben Venue Laboratories, a Boehringer-Ingelheim company. Mr. Ball holds a B.S. degree from Central Michigan University, a M.S. degree from the University of North Carolina at Charlotte, and a M.B.A from Westminster College.

Family Relationships

There are no family relationships between directors, executive officers and other employees.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the principles underlying our compensation policies and decisions and the principal elements of compensation paid to our executive officers during the Transition Period. Our named executive officers for the Transition Period consist of Michael Pehl, our former President and Chief Executive Officer, who began employment with us on December 12, 2017 and resigned effective February 23, 2019, Usama Malik, our Chief Financial Officer and Chief Business Officer, who began employment with us on August 7, 2017; Brendan Delaney, our Chief Commercial Officer who began employment with us on November 11, 2017, Jared Freedberg, our General Counsel and Corporate Secretary who began employment with us on September 24, 2018, Kurt Andrews, our Chief Human Resources Officer who began employment with us on July 11, 2018, and Michael Garone, our former Chief Financial Officer and former Vice President of Finance, who began employment with us on June 16, 2016 and resigned as the Company's Chief Financial Officer on August 23, 2018, and resigned as the Company's VP of Finance on December 24, 2018.

Executive Summary

The goal of the Compensation Committee is to establish, implement and oversee our overall compensation strategy and policies with the goal of motivating, recruiting and retaining employees, including executive officers, in a manner that promotes superior performance and successful financial results for us while aligning the interests of the employees with the long-term interests of our stockholders We have established the following principles and processes in establishing executive compensation to ensure alignment with stockholder interests:

•	We benchmark executive officer compensation against a peer group of comparably sized public companies in the biotechnology industry.

•
We structure our total compensation to include base salary, annual short-term cash incentive awards, long-term equity incentive awards, benefits and perquisites and change in control and other severance benefits.

•
We target compensation between the 25th and 75th percentiles for base salary and annual cash incentive amounts. Our compensation model is flexible to be adjusted upward or downward in the case of exceptional performance or as circumstances warrant in the discretion of the Compensation Committee.

•
Our compensation structure seeks to align our executives’ compensation with our long-term growth and success by providing executives with competitive long-term equity incentive awards both at the time of hire as well as on an annual basis linked to individual performance and potential long-term contribution.

•	We maintain severance and change in control arrangements for our executives comparable to other companies in our peer group.

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual, non-binding advisory vote on executive compensation (a “say-on-pay proposal”). At the Annual Meeting of Stockholders held on April 4, 2018, the say-on-pay proposal at that meeting seeking approval of the compensation of the Company’s named executive officers was approved by a non-binding advisory vote of the stockholders. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Objectives and Philosophy

The Compensation Committee of our Board of Directors adheres to a pay-for-performance philosophy. The Compensation Committee regularly evaluates our compensation program, taking into consideration best practices and emerging trends, stockholder input as well as data and feedback provided by our independent executive compensation consultant. To this end, the Compensation Committee is responsible for evaluating both individual executives’ performance, Company performance, and reviewing and approving the compensation payable to our named executive officers and other key employees. As part of such process, the Compensation Committee seeks to accomplish the following objectives with respect to our executive compensation programs:

•	Motivate, recruit and retain executives capable of meeting our strategic objectives;

•	Provide incentives to ensure superior executive performance and successful business results; and

•	Align the interests of executives with the long-term interests of stockholders.

The Compensation Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is market competitive and rewards performance;

•	Ensuring base salaries are market competitive within our established peer group;

•	Linking a substantial portion of cash compensation to our achievement of annual company objectives and the individual’s contribution to the attainment of those objectives; and

•
Providing a substantial portion of total compensation in the form of long-term equity-based incentives including grants of fair value equity awards and performance vested stock options, which are inherently performance based.

The Compensation Committee does not:

•	Provide any guaranteed bonuses; or

•	Provide executives with tax gross ups except for relocation expenses.

The results of our compensation program for the Transition Period show a clear heavy weighting on performance based compensation for not only the CEO, but for all named executive officers. Please note that no performance cash bonuses were paid for the Transition Period, more details are provided below.

Setting Executive Compensation

Our compensation programs in the Transition Period were the result of careful deliberation and analysis by the Compensation Committee. The Compensation Committee met six times to consider executive compensation matters. During these meetings, the Compensation Committee carefully considered how to enhance the alignment of our compensation programs with our objectives. In fulfilling its duties, the Compensation Committee was assisted by Gallagher, a consulting firm that specializes in providing executive compensation advisory services. Gallagher is the Board and Compensation Committee’s independent compensation consultant. Gallagher was involved in all aspects of the design and implementation of our compensation programs for the Transition Period. The Compensation Committee retained Gallagher because of Gallagher’s independent viewpoint and its expertise, particularly with biotechnology companies. Gallagher and its affiliates do not provide any services to the Company other than compensation advisory services provided to the Board and Compensation Committee. Gallagher reports directly to the Compensation Committee, periodically participates in committee meetings and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards.

In fiscal 2018 and during the Transition Period, the Compensation Committee engaged Gallagher to provide competitive compensation data and general advice on our compensation programs and policies for our newly hired executive officers. During the Transition Period, Gallagher performed a market analysis of the compensation paid by comparably sized publicly traded biotechnology companies as described below and provided it to the Compensation Committee.

For each of the named executive officers who commenced employment during fiscal 2018, the Compensation Committee also considered competitive compensation data received from Gallagher detailing the 25th percentile, median, and 75th percentile of (i) base salary; (ii) target annual cash compensation (i.e., salary plus target cash incentive); (iii) long-term equity incentive awards; and (iv) target total direct compensation (i.e., salary plus target cash incentive plus long-term equity incentives) for executive officer positions among a group of peer companies and assessed how similar compensation arrangements for the named executive officers compare to its peers. Based on Gallagher market analysis, the Compensation Committee considers base salary within the range of the 25th percentile and the 75th percentile of our peer group to be competitive and appropriate for the named executive officers. Cash incentive levels among our peer group were used to establish target cash incentive compensation for our named executive officers. The Compensation Committee did not, however, tie cash compensation to potential values realizable from equity incentive awards to measure total target direct compensation or as a means to determine the equity incentive awards it authorizes. During the Transition Period, there was no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the Compensation Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to our strategic goals. We believe our approach to compensation assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe our approach to compensation reflects sound risk management practices and does not encourage excessive risk-taking.

When determining compensation for the named executive officers and for competitive comparison purposes, we used companies included in the peer group below as well as certain supplemental data from similar sized life sciences companies in the Russell 3000 Index. The following companies were used as part of our peer group in the Transition Period:

Company
Acadia Pharmaceuticals Inc.	Iovance Biotherapeutics Inc.
Acceleron Pharma Inc.	Intercept Pharma Inc.
Acorda Therapeutics Inc.	Ironwood Pharmaceuticals Inc.
Agios Pharmaceuticals	Karyopharm Therapeutics Inc.
Amicus Therapeutics Inc.	PTC Therapeutics
Array BioPharma, Inc.	Puma Biotechnology Inc.
Clovis Oncology Inc.	Radius Health Inc.
Halozyme Therapeutics Inc.	Spectrum Pharmaceuticals Inc.
Immunogen Inc.	Tesaro Inc.
Insmed Inc.	Ultragenyx Pharmaceuticals Inc.

The peer group used for competitive comparisons in the Transition Period reflects companies with which we compete for talent and which are also similar in size and product development. Base salary, cash incentives and long-term equity incentive awards were benchmarked to these companies. Changes made to the 2018 peer group are summarized below:

Transition Period Removed Peers
Ariad Pharmaceuticals Inc.	Merrimack Pharmaceuticals Inc.
ArQule Inc.	Neurocrine Biosciences Inc.
BioCryst Pharmaceuticals Inc.	PDL Biopharma, Inc.
Celldex Therapeutics Inc.	Progenics Pharmaceuticals Inc.
CTI BioPharma Corp.	Rigel Pharmaceuticals Inc.
Cytokinetics Inc.	Sunesis Pharmaceuticals, Inc.
Exelixis Inc.	Threshold Pharmaceuticals
Madrigal Pharmaceuticals Inc.	XOMA Ltd.
Mannkind Corp.	ZIOPHARM Oncology Inc.

Transition Period Added Peers
Acadia Pharmaceuticals Inc.	Intercept Pharma Inc.
Acceleron Pharma Inc.	Ironwood Pharmaceuticals Inc.
Agios Pharmaceuticals	Karyopharm Therapeutics Inc.
Amicus Therapeutics Inc.	PTC Therapeutics
Clovis Oncology Inc.	Radius Health Inc.
Halozyme Therapeutics Inc.	Tesaro Inc.
Iovance Biotherapeutics Inc.	Ultragenyx Pharmaceuticals Inc.

Components of Compensation

For the Transition Period, our executive compensation program included the following components:

•	Base salary;

•	Annual short-term cash incentives;

•	Long-term equity incentive awards;

•	Executive benefits and perquisites; and

•	Change in control and other severance arrangements.

Base Salary

It is the Compensation Committee’s objective to set a competitive rate of annual base salary for each named executive officer for each fiscal year based on performance in the prior fiscal year. The Compensation Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with a guaranteed annual component of compensation that is not subject to performance risk. Base salary levels are designed to recognize an individual’s ongoing contribution, to be commensurate with an individual’s experience and organization level and to be competitive with market benchmarks as analyzed by Gallagher. Base salaries are not automatically increased on an annual basis if the Committee believes that a raise is not warranted by either individual or Company performance, or that other forms of compensation are more appropriate to further compensation program objectives. In addition to benchmarking base salary levels, any increase in annual salary is also based on demonstrated levels of competency in skill, effectiveness and leadership, and by comparing how an individual has performed essential job requirements against what was envisioned for the position. The Compensation Committee does not use a specific formula based on these criteria, but instead makes an evaluation of each named executive officer’s contributions in light of all such criteria.

The table below shows fiscal year 2018 and the Transition period base salary rates for each named executive officer:

Name	Title	FY 2018 Salary (annualized)	Transition Period Salary (annualized)	% Increase
Michael Pehl(1)	Former Chief Executive Officer/President	$640,000	$640,000	—%
Usama Malik(2)	Chief Financial Officer/Chief Business Officer	$350,000	$380,000	8.6%
Jared Freedberg(3)	General Counsel/Corporate Secretary	n/a	$400,000	n/a
Kurt Andrews(4)	Chief Human Resources Officer	n/a	$310,000	n/a
Brendan Delaney	Chief Commercial Officer	$400,000	$400,000	—%
Michael Garone(5)	Former Chief Financial Officer & Former VP Finance	$350,000	$350,000	—%
(1) Mr. Pehl resigned as the Company's Chief Executive Officer/President effective February 23, 2019.

(2) Mr. Malik was appointed the Company's Chief Financial Officer on February 23, 2019 and prior to that interim Chief Financial Officer on August 23, 2018. Mr. Malik's salary was increased to reflect his additional responsibilities when he became interim CFO.

(3) Mr. Freedberg began employment with the company on September 24, 2018.

(4) Mr. Andrews began employment with the company on September 26, 2018.

(5) Mr. Garone resigned as the Company's Chief Financial Officer on August 23, 2018 and resigned as the Company's VP of Finance on December 24, 2018.

Incentives and Goal Setting

Our named executive officers have the opportunity to earn performance based annual cash incentive awards as part of their cash compensation. For the Transition Period, Immunomedics implemented a discretionary cash incentive and bonus plan for our named executive officers. The bonus plan utilizes a standard bonus plan calculation that includes an executive's base pay, a target bonus percentage, a corporate multiplier, and an individual performance multiplier that by formula calculates a performance-based cash incentive. All executives that joined the Company in 2018 were eligible to receive bonuses that were prorated based on hire date. Cash incentive awards are designed to reward executive performance while reinforcing our short-term strategic operating goals. Our strategic plan and individual performance targets include product development, operational and financial metrics, regulatory compliance metrics, and delivery of specific programs, plans, and budgetary objectives identified by the Compensation Committee. As a baseline, Company performance goals had to be met in order for bonuses to be earned.

The Corporate Multiplier

On an annual basis, the Board works with management to set Company goals and objectives that are challenging and reflect an ambitious timetable for the execution of the Company's strategies commensurate with our short and long-term business plan. Once the Company's goals and objectives have been developed, they are reviewed by the Compensation Committee and finally approved by the full Board.

When setting goals and objectives, the Compensation Committee believes that their full attainment should be appropriately challenging and that there may be circumstances, external and internal to the Company, that may make achieving the goals and objectives unattainable. The Compensation Committee considers the achievement of the corporate objectives as determined in its sole discretion as the basis for the corporate multiplier and holds management accountable to significantly advance the Company's business objectives throughout the year in order to achieve a 100% corporate multiplier.

For the Transition Period, our Corporate goals focused on:

•	Advance regulatory review of sacituzumab govitecan;

•	Ensure manufacturing capacity and inventory for clinical and commercial supply;

•	Ensure successful GMP, GCP and GLP Pre-Approval Inspections;

•	Advance clinical development of sacituzumab govitecan in additional indications;

•	Strengthen the price-per-share value of our common stock; and

•	Secure financing to ensure a sufficient cash position.

For the Transition Period, the Compensation Committee determined that the Company, after reviewing all goals in totality, did not achieve certain corporate goals and awarded a 0% company multiplier. Notwithstanding individual performance, this resulted in the executive management team receiving no cash incentive pay award for the Transition Period and no 2019 merit increases.

The Individual Multiplier

While we believe that the corporate multiplier should remain the dominant factor in awarding annual cash incentives, the Compensation Committee believes it is important to recognize and incentivize individual performance of executive officers. Each of the named executive officers received a multiplier that ranged from 0-150% based on individual performance during the Transition Period. This multiplier provides greater than target (100%) rewards if individual performance is deemed to be above expectations and below 100% if performance is below expectations. The Compensation Committee weighs the individual performance of each of the named executive officers separately when evaluating each named executive officer’s performance, determining individual multipliers, and awarding actual cash incentive amounts and long-term incentive awards.

To determine individual multipliers, at the end of each fiscal year the chief executive officer discusses with the Compensation Committee his overall evaluation for each executive which includes each such executive's performance and accomplishments as they relate to the Company's corporate goals, departmental performance, and other significant accomplishments. Individual goals are evaluated based on leadership and performance on specific functional goals that are tied to the corporate goals. While the Compensation Committee relies in part on the chief executive officer's evaluation of the other named executive officers, it also considers the degree of difficulty in attaining the Company's goals and such executive's accomplishments. After this discussion, individual performance multipliers from 0-150% are recommended by the CEO and assigned by the Compensation Committee after considering the several factors discussed above that supported the Company’s achievement of its corporate goals for purposes of the cash incentive plan. During an executive session that includes the Chairman of the Board, the Compensation Committee reviews and discusses their evaluation of the Company's chief executive officer's performance and accomplishments without the presence of the chief executive officer.

Transition Period Individual Multiplier Determinations

At the end of the Transition Period, the CEO provided the Compensation Committee with a detailed review of the performance of the other named executive officers and made recommendations to the Compensation Committee with respect to annual cash and long-term incentives for those officers based on performance during the Transition Period. In determining the individual multiplier for our named executive officers, the Compensation Committee noted each executive officer's individual and departmental performance throughout the year, and how those performances supported the Company's achievement of its corporate goals. For services performed during the Transition Period, Mr. Pehl received a 0% individual multiplier, Mr. Malik received a 90% individual multiplier, Mr. Freedberg received a 90% individual multiplier, Mr. Andrews received a 100% individual multiplier, and Mr. Delaney received a 90% individual multiplier. These multipliers were provided to the executives to reflect overall contribution, contribution toward achieving corporate goals, and individual performance in the Transition Period during the time they were employed with the Company.

Usama Malik, Interim Chief Financial Officer and Chief Business Officer (Awarded 90% Individual Multiplier for the Transition Period)

•	Successfully completed 2019 corporate strategy and budgeting process with successful board outcome and support;

•	Developed more rigorous financial controls and policies across the enterprise while providing a higher level of prudence managing capital; and

•	Established corporate procurement function to consolidate external spend and establish clear contracting guidelines across procurement, finance, legal, and business units.

Jared Freedberg, General Counsel (Awarded 90% Individual Multiplier for the Transition Period)

•	Built a high functioning legal department and implemented legal support model to effectively support organization and business;

•	Negotiated final settlements and conducted arbitration in key litigation matters; and

•
Developed and launched critical legal programs for the business unit, including a contract database. Provided overall legal support of CEO and management team and functional groups in numerous issues including human resources, intellectual property, information technology, research and development, commercial, and management of outside counsel.

Kurt Andrews, Chief Human Resources Officer (Awarded 100% Individual Multiplier for the Transition Period)

•	Developed, proposed, and implemented total rewards strategy to align company with company peers on the local and national level;

•	Implemented performance management and talent acquisition programs to ensure the company was assessing individual performance and hiring; and

•	Built high functioning human resources team to support company growth and organizational development.

Brendan Delaney, Chief Commercial Officer (Awarded 90% Individual Multiplier for the Transition Period)

•	Recruited and hired top-tier oncology commercial talent to build a team with the required experience to execute a world-class oncology launch;

•	Built and executed a plan to prepare the market for the launch for sacituzumab govitecan; and

•	Played a leadership role to prepare the Company for launch, having impact on medical affairs, finance, compliance and manufacturing readiness to help the transition to a commercial company.

The Company did not determine Michael Pehl's individual multiplier as Mr. Pehl resigned before his individual multiplier was able to be determined.

Annual Cash Incentive Awards

As noted above, no cash incentive awards were paid to any named executive officer for the Transition Period because the Company's corporate goals were not met.

Long-Term Equity Incentive Awards

As described above, stock-based incentives are a key component of our executive compensation program. Employee ownership is a core value of our operating culture. Management and the Compensation Committee believe that stock ownership encourages our executives to create value for our Company over the long term. We also believe that stock ownership promotes retention and affiliation with the Company by allowing our executives to share in our long-term success while aligning executive interests with those of our stockholders. We have used stock options, performance stock options, restricted stock units, or their combination as vehicles to deliver equity-based compensation for our named executive officers, due to their broad-based use in the biotechnology industry. We also have evaluated from time to time the benefits of providing alternative equity-based compensation in the form of restricted stock or other vehicles based on full value shares. The Compensation Committee will continue to monitor changes in the long-term compensation practices of the companies in our peer group and, if appropriate, will re-evaluate alternative equity-based compensation vehicles in future years in light of changing or evolving practices. In certain circumstances, the Compensation Committee may determine that non-equity long-term incentives are preferable to equity-based awards.

During the Transition Period, our named executive officers received both new hire equity grants as well as a fiscal year 2018 equity performance grant based on performance. New hire grants were determined by evaluating market practices and grants made to other executives in our peer group. Performance grants were determined utilizing the performance multiplier from the cash bonus plan applied to a number assigned to each executive. Each of our named executive officers has an annual long-term equity incentive award opportunity. The actual amount of the annual long-term equity incentive award, if any, for each of our named executive officers is determined using competitive market practices using a value based approach. Executives are assigned a target value and the performance factor used for the short-term incentive is applied to the target value. The Compensation Committee grants the annual long-term equity incentive awards shortly after the close of each fiscal year after evaluating the performance of the Company and the named executive officers for such prior fiscal year. In determining the amount of the awards, the Compensation Committee evaluates the executive’s performance and contribution to our annual and long-term strategic goals and factors that contribute to overall corporate growth and development and to increasing long-term stockholder value. The numbers of equity awards granted were determined by the Compensation Committee using information supplied by Gallagher on equity awards received by executives at the peer group companies. All fiscal year performance grants were prorated based on date of hire. In determining the size of the award to be made to each executive, the Compensation Committee does not assign weightings to specific factors. In addition, the Compensation Committee may, in its discretion, consider both the achievement of the annual Board-approved corporate goals and other significant corporate accomplishments during the year. For our named executive officers other than the CEO, the Compensation Committee also takes into account the recommendations of the CEO in determining the size of the grant to each named executive officer.

Transition Period Performance Grants (Granted in 2019)

The Compensation Committee granted equity incentive awards to each named executive officer under the 2014 Plan during the Transition Period for either new hire grants or fiscal 2018 performance, as follows:

Name	Title	Number of Shares of Common Stock Underlying Stock Options(1)		Number of Shares of Common Stock Underlying RSUs
Michael Pehl	Former Chief Executive Officer	81,800	(2)	—
Usama Malik	Chief Financial Officer/Chief Business Officer	67,700	(2)	—
Brendan Delaney	Chief Commercial Officer	44,400	(2)	—
Jared Freedberg	General Counsel/Corporate Secretary	119,685	(3)	—
Kurt Andrews	Chief Human Resources Officer	76,222	(3)	—
Michael Garone	Former Chief Financial Officer & Former VP Finance	—		—
(1) Includes non-qualified stock options.

(2) Options granted to named executive officer as part of their fiscal 2018 performance grant.

(3) Options granted to named executive officer as part of their new hire equity grant agreement.

During the Transition Period, our named executive officers earned equity grants that were based on market competitive target value and individual performance during the Transition Period. The Compensation Committee granted the long-term equity awards on March 14, 2019, which was shortly after the Transition Period after evaluating the performance of the Company and the named executive officers for such Transition Period. In determining the amount of the awards, the Compensation Committee evaluates the executive’s performance and contribution to our annual and long-term strategic goals and factors that contribute to overall corporate growth and development and to increasing long-term stockholder value. Final actual grants were determined utilizing the individual performance multiplier, which ranges from 0-150%, from the cash bonus plan applied to a dollar value based on competitive market data for each executive. The value of equity awards granted to each executive was determined by the Compensation Committee using information supplied by Gallagher on equity awards received by executives at the peer group companies. All Transition Period performance-based grants were prorated based on the time period of the performance period or date of hire. Once a final dollar value for each executive is determined after the factors described above were applied, the Company applies the Black Scholes value of Immunomedics stock utilizing the average 10 day closing price from the prior month. Time vested award vests over four years, with 25% vesting after the first year and 75% over the following 12 quarters in equal installments.

The Compensation Committee granted equity awards to each named executive officer under the 2014 Plan based on performance in the Transition Period as follows:

Name	Title	Number of Shares of Common Stock Underlying Stock Options(1)
Michael Pehl	Former Chief Executive Officer	—
Usama Malik	Chief Financial Officer/Chief Business Officer	51,320	(2)
		25,660	(3)
Brendan Delaney	Chief Commercial Officer	51,320	(2)
		25,660	(3)
Jared Freedberg	General Counsel/Corporate Secretary	27,560	(2)
		13,780	(3)
Kurt Andrews	Chief Human Resources Officer	28,510	(2)
		14,260	(3)
Michael Garone	Former Chief Financial Officer & Former VP Finance	—
(1) Includes non-qualified stock options.

(2) Vest over four-year term, based on continued employment, 25% on the first anniversary of the date of grant and 75% over the following 12 quarters in equal installments.

(3) Vests (i) 50% upon the Company’s receipt of approval from the U.S. Food and Drug Administration for the Company’s Biologics License Application for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer who have received at least two prior therapies for metastatic disease under the Prescription Drug User Fee Act, and (ii) 50% on the second anniversary of the date of grant.

Unless set forth in the applicable award agreement, the stock options granted to our named executive officers have a seven-year term and vest, based on continued employment, 25% on the first anniversary of the date of grant and 2.083% on a monthly basis thereafter. The stock options were granted at an exercise price equal to the closing price of our common stock on the date of grant. Accordingly, the actual value an executive will realize is tied to future stock appreciation and is therefore aligned with corporate performance and stockholder returns. Some stock options that have been granted to executives include both a time- and performance-based vesting provision; the performance-based vesting provision is determined upon the performance of the market value of the Company's common stock over a certain period which are determined on a per-grant basis.

The Committee utilized its discretion to grant an additional performance-based equity award as part of the March 14, 2019 grant to each of the named executive officers. The additional performance option vests (i) 50% upon the Company’s receipt of approval from the U.S. Food and Drug Administration for the Company’s Biologics License Application for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer who have received at least two prior therapies for metastatic disease under the Prescription Drug User Fee Act, and (ii) 50% on the second anniversary of the date of grant.

Executive Benefits and Perquisites

We maintain a 401(k) plan for our employees, including our executive officers, to encourage our employees to save some portion of their cash compensation for their eventual retirement. Pursuant to a discretionary employer match, during 2018, we matched all employee contributions at 25% of the employee’s contribution up to a limit of 5% of the employee’s eligible compensation up to the IRS imposed limit. The IRS maximum allowable contribution in calendar year 2018 was $18,500, or $24,500 for employees who are 50 years old or older. We also increased our employees’ base salary, including our named executive officers’ base salary, for the cost of group long-term disability insurance coverage and provided a group life insurance benefit in a coverage amount equal to 100% of the employee’s annual base salary.

Employment and Severance Agreements

We have employment agreements with all of our named executive officers. These agreements are summarized in the section below entitled “Employment, Severance and Change in Control Agreements” and the change in control and severance arrangements contained in those agreements are discussed in more detail in the section below entitled “Calculation of Potential Payments upon Termination or Change in Control.” None of the employment or severance agreements that we have with our named executive officers requires us to provide tax gross-up payments to them in connection with any excise taxes for which they may become liable as a result of receiving severance benefits or other parachute payments within the meaning of Section 280G of the Internal Revenue Code.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer only for fiscal years prior to 2017). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. Additionally, under a Section 162(m) exception for private companies that subsequently become publicly held, any compensation paid pursuant to a compensation plan in existence before the effective date of the public offering of securities will not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of shareholders at which directors are elected after the close of the third calendar year following the year in which the public offering of securities occurred.

The 2017 tax reform legislation removed the “performance-based compensation” exception from Section 162(m), effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure certain annual cash incentives and performance-based equity awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Immunomedics, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee is responsible for evaluating and approving the compensation for the executive officers. Management has primary responsibility for our Company’s financial statements and reporting process, including the disclosure of executive compensation. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the objectives and actions of the Compensation Committee. The Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Transition Report on Form 10-K for the six-month period ended December 31, 2018.

The Compensation Committee
Dr. Khalid Islam (Chair)
Ms. Barbara G. Duncan
Mr. Peter Barton Hutt

Compensation Committee Interlocks and Insider Participation

Mr. Hutt and Dr. Islam joined the Compensation Committee after their election to the Board of Directors at the 2016 Annual Meeting of Stockholders. Ms. Duncan joined the Compensation Committee in connection with her appointment to the Board of Directors in March 2019. No member of the Compensation Committee was at any time during the Transition Period, or formerly, an officer or employee of Immunomedics, or any subsidiary of Immunomedics. No executive officer of Immunomedics has served as a director or member of the Board of Directors or the Compensation Committee (or other committee serving an equivalent function) of any other entity, while an executive officer of that other entity served as a director of our Board of Directors or member of our Compensation Committee.

Summary Compensation Table

The following table shows the total compensation paid or accrued during the Transition Period, and fiscal years ended June 30, 2018 and 2017 to our former President and Chief Executive Officer, current Chief Financial Officer/Chief Business Officer, General Counsel & Corporate Secretary, Chief Human Resources Officer and Chief Commercial Officer, and our former Vice President of Finance and former Chief Financial Officer (collectively, the “named executive officers”).

Name and Principal Position	Year/Period	Salary ($)	Bonus ($)	Stock Awards(7) ($)	Option Awards(7) ($)	Non- Equity Incentive Plan Compensation ($)	All Other Compensation		Total
Michael Pehl(1) Former Chief Executive Officer	Transition Period	$320,000	$—	$—	$1,051,964	$—	$—		$1,371,964
	Fiscal 2018	$364,182	$216,723	$—	$3,002,498	$—	$—		$3,583,403
Usama Malik(2) Chief Financial Officer/Chief Business Officer	Transition Period	$185,000	$—	$—	$870,636	$—	$—		$1,055,636
Jared Freedberg General Counsel/Corporate Secretary	Transition Period	$107,692	$—	$—	$1,503,639	$—	$120,000	(3)	$1,731,331
Kurt Andrews Chief Human Resources Officer	Transition Period	$145,660	$—	$—	$1,109,183	$—	$100,646	(3)	$1,355,489
Brendan Delaney Chief Commercial Officer	Transition Period	$200,000	$—	$—	$570,993	$—	$417	(6)	$771,410
	Fiscal 2018	$256,399	$137,885	$—	$1,073,190	$—	$—		$1,467,474
Michael Garone(4) Former VP Finance/Former Chief Financial Officer	Transition Period	$167,147	$—	$—	$—	$—	$1,099,958	(5)	$1,267,105
	Fiscal 2018	$351,684	$112,000	$75,001	$—	$—	$3,375	(6)	$542,060
	Fiscal 2017	$300,000	$90,000	$—	$—	$—	$—		$390,000
(1) Mr. Pehl began employment with the Company on November 8, 2017 and resigned as the Company's President and Chief Executive Officer effective February 23, 2019.

(2) Mr. Malik was appointed the Company's Chief Financial Officer on February 23, 2019 and prior to that interim Chief Financial Officer on August 23, 2018.

(3) Includes compensation relating to employment sign-on cash bonus paid and Company matching contributions made by us under our 401(k) plan.

(4) Mr. Garone resigned as the Company's Chief Financial Officer on August 23, 2018 and resigned as the Company's VP of Finance on December 24, 2018.

(5) Includes compensation of $1,050,000 for severance accrued in accordance with Mr. Garone's separation agreement, vacation payout of $48,239, and $1,719 of Company matching contributions made by us under our 401(k) plan.

(6) Includes Company matching contributions made by us under our 401(k) plan.

(7) Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted during the transition period. For information regarding assumptions underlying the FASB ASC Topic 718 valuation of equity awards, see Note 2 of the Consolidated Financial Statements in our Transition Report on Form 10-K for the transition period ended December 31, 2018.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the total compensation of our CEO and the total compensation of our employees for the Transition Period (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee from among our employees as of June 30, 2018, who was previously identified as our median employee for fiscal 2018. For the Transition Period, the total compensation for the median employee of the Company (other than our CEO), was $43,427, and the total compensation of our CEO for the Transition Period was $1,371,964. Based on this information, the ratio of the total compensation of our CEO to the total compensation of the median employee for the Transition Period was 31.6 to 1.

With respect to the total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Pehl in the “Total” column for the Transition Period in the Summary Compensation Table included in this proxy statement. We did not make any cost-of-living adjustments in identifying the median employee. Compensation amounts were determined from our human resources and payroll systems of record.

Grants of Plan-Based Awards during the Transition Period Ended December 31, 2018 Table

The table below details Transition Period grants of plan-based awards received for each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Options Awards
	Grant Date	Threshold	Target	Maximum
Name		($)	($)	($)	(#)	(#)(2)	($/Sh)	(3)
Michael Pehl Former President and Former Chief Executive Officer	9/14/2018	$—	$—	$—	—	81,800	$22.27	$1,051,964
Usama Malik Chief Financial Officer/ Chief Business Officer	9/14/2018	$—	$—	$—	—	67,700	$22.27	$870,636
Jared Freedberg General Counsel/ Corporate Secretary	9/24/2018	$—	$—	$—	—	119,685	$21.72	$1,503,639
Kurt Andrews Chief Human Resources Officer	9/26/2018	$—	$—	$—	—	76,222	$24.76	$1,109,183
Brendan P. Delaney Chief Commercial Officer	9/14/2018	$—	$—	$—	—	44,400	$22.27	$570,993
Michael R. Garone Former Vice President Finance and Former Chief Financial Officer	—	$—	$—	$—	—	—	$—	$—
(1) Represents target and maximum cash incentive award opportunities for our named executive officers. The cash incentive award is prorated if performance levels are achieved between the target and maximum levels. The methodology and performance criteria applied in determining these potential cash incentive award amounts are discussed under “Compensation Discussion and Analysis—Annual Short-Term Cash Incentives” elsewhere in this annual report. The actual cash incentive award which may be paid to each named executive officer for their 2018 performance is subject to satisfaction of the Company’s strategic goals, and further determination thereof, and approval by, the Compensation Committee, as discussed under “Compensation Discussion and Analysis—Annual Short-Term Cash Incentives” elsewhere in this annual report.

(2) Represents shares of our common stock underlying options granted under the 2014 Plan. A description of the terms of the stock awards is disclosed under “Compensation Discussion and Analysis—Long-Term Equity Incentive Awards” as well as "Outstanding Equity Awards at Transition Period Ended December 31, 2018 Table" elsewhere in this annual report.

(3) Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted during the transition period. For information regarding assumptions underlying the FASB ASC Topic 718 valuation of equity awards, see Note 2 of the Consolidated Financial Statements in our Transition Report on Form 10-K for the transition period ended December 31, 2018.

Outstanding Equity Awards at Transition Period Ended December 31, 2018 Table

The following table provides certain summary information concerning outstanding equity awards held by our named executive officers as of December 31, 2018.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael Pehl	9/14/2018	—	81,800	$22.27	9/14/2025	(1)	—	$—
	12/7/2017	8,431	25,293	$11.86	12/7/2024	(1)	—	$—
	12/7/2017	21,378	64,135	$11.86	12/7/2024	(1)	—	$—
	12/7/2017	37,919	113,759	$11.86	12/7/2024	(2)	—	$—
	12/7/2017	—	168,461	$11.86	12/7/2024	(2)	—	$—
Usama Malik	9/14/2018	—	67,700	$22.27	9/14/2025	(1)	—	$—
	3/13/2018	—	35,000	$16.94	3/13/2025	(1)	—	$—
	8/7/2017	9,846	8,860	$8.46	8/7/2024	(1)	—	$—
	8/7/2017	11,820	34,474	$8.46	8/7/2024	(1)	—	$—
Jared Freedberg	9/24/2018	—	119,685	$21.72	9/24/2025	(1)	—	$—
Kurt Andrews	9/26/2018	—	76,222	$24.76	7/11/2025	(1)	—	$—
Brendan P. Delaney	9/14/2018		44,400	$22.27	9/14/2025	(1)	—	$—
	11/10/2017	8,064	24,192	$12.40	11/10/2024	(1)	—	$—
	11/10/2017	32,560	85,184	$12.40	11/10/2024	(1)	—	$—
Michael Garone	6/27/2016	40,000	—	$2.00	—	(3)	—	$—
(1) Stock awards granted to named executive officers have a term of seven years from the date of grant and vest ratably, 25% after the first year from date of grant and 2.083% for each one-month period. Upon a change in control, all stock awards held by our named executive officers, if not assumed or continued by the acquiring company or replaced with a cash retention award of like value, will become fully vested on the date on which the change in control occurs.

(2) Performance Group 1 includes 151,678 shares where twenty-five percent (25%) of the options shall vest on the first anniversary of the date of grant and 2.08333% shall vest each month thereafter through the fourth anniversary of the grant date provided that as of the vesting date a performance requirement where the fair market value of one share of Immunomedics, Inc. Common Stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the average closing price is US $23.72 or higher for the prior 15 consecutive trading days, has been met. Performance Group 2 includes 168,461 shares where twenty-five percent (25%) of the options shall vest on the first anniversary of the date of grant and 2.08333% shall vest each month thereafter through the fourth anniversary of the grant date provided that as of the vesting date a performance requirement where the fair market value of one share of Immunomedics, Inc. Common Stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the average closing price is US $35.58 or higher for the prior 15 consecutive trading days, has been met.

(3) Each stock option granted in fiscal year 2016 was granted under the 2014 Plan. Each stock option granted under the 2014 Plan has a term of 7 years measured from the grant date and vests ratably, 25% after the first year from the date of grant and 6.25% for each subsequent three-month period, during the first 4 years of service with us measured from its grant date. Upon a change in control, unvested stock options will become fully vested and exercisable on the date on which the change in control occurs if the acquirer does not agree to assume and continue the awards or grant substitute cash retention awards of similar value, measured as of the date of the change in control transaction, to the holders of the stock options. Mr. Garone resigned from the Company effective August 23, 2018 and his stock option exercise window is subject to the terms of his severance agreement.

Transition Period Ended December 31, 2018 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of options and the vesting of restricted stock units for each of the named executive officers during the Transition Period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Michael Pehl	—	$—	—	$—
Usama Malik	—	$—	20,000	$476,400
Jared Freedberg	—	$—	—	$—
Kurt Andrews	—	$—	—	$—
Brendan Delaney	—	$—	—	$—
Michael Garone	—	$—	8,315	$149,507
(1) Based upon the difference between the closing price of our common stock on the dates of exercise, as reported by the Nasdaq Global Market, and the exercise price of the options exercised on the respective exercise dates.

(2) Based on the closing price of our common stock on the applicable vesting dates, as reported by the Nasdaq Global Market.

Equity Compensation Plans

The following table provides information with respect to our compensation plans under which equity compensation is authorized as of December 31, 2018 (in thousands):

Plan Category	Number of securities to be issued upon vesting of restricted shares and exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future grant under equity compensation plans
Equity compensation plans approved by security holders(1)	5,310	$14.14	7,296
Equity compensation plans not approved by security holders	—	—	—
Total	5,310	$14.14	7,296

(1)	Refers to Immunomedics, Inc. 2014 Long-Term Incentive Plan.

The Immunomedics, Inc. 2014 Long-Term Incentive Plan

All long-term equity incentive awards that we grant to our named executive officers are granted under the terms of the 2014 Plan. The terms of the equity incentive awards granted to our named executive officers in fiscal year 2018 and the Transition Period are discussed under “Compensation Discussion and Analysis - Long-Term Equity Incentive Awards” elsewhere in this proxy statement.

Retirement Plan

We maintain a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code of 1986, as amended. All of our employees are eligible to participate in the retirement plan and may, but are not obligated to, contribute a percentage of their salary to the retirement plan, subject to certain limitations. Each year, we may contribute, as a discretionary matching contribution to the retirement plan, 25% of the first 5.0% of the employee’s salary. We approved a new plan, effective January 1, 2019, where we may contribute a matching contribution of the first 5.0% of the employee's salary. We may also make an additional contribution to the retirement plan. Employee contributions vest immediately. Our contributions vest 20% after two years from the date of hire and, thereafter, at the rate of 20% per year for the following four years. A participant also becomes fully vested upon death, retirement at age 65 or if they become disabled while an employee. Benefits are paid following termination of employment or upon the occurrence of financial hardship. It is not possible to estimate the benefits that any participant may be entitled to receive under the retirement plan since the amount of such benefits will be dependent upon, among other things, our future contributions, future net income earned by the contributions and forfeitures upon future terminations of employment.

Employment Agreements, Transition Services Agreements and Change-in-Control Arrangements

Michael Pehl Employment Agreement

On November 8, 2017, the Company entered into an Executive Employment Agreement (the "Pehl Agreement") with Michael Pehl, pursuant to which Mr. Pehl serves as the Company's President and Chief Executive Officer.

Mr. Pehl's appointment as President and Chief Executive Officer was effective as of December 7, 2017 (the "Pehl Effective Date"). The term of the Pehl Agreement was for two (2) years, and automatically renewed for successive one (1) year periods thereafter, unless at least ninety (90) days prior to the end of any such period one party notifies the other in writing that they are exercising their option not to renew the Pehl Agreement. Mr. Pehl received an annual base salary of $640,000 and was eligible for an annual bonus, to be determined by the Compensation Committee of the Board, with a target of 60% of Mr. Pehl's base salary for each applicable fiscal year.

On the Pehl Effective Date, Mr. Pehl was granted an incentive stock option (the "Pehl ISO Agreement") to purchase 119,237 shares of the Company's common stock, which had a seven-year term and an exercise price equal to the fair market value of the Company's common stock based on the closing price of the Company's common stock on the Pehl Effective Date and was subject to the terms of the Pehl ISO Agreement. Such option vests as to 25% of the shares underlying the option on the first anniversary of the Pehl Effective Date, and an additional 1/48th of the total number of shares underlying the option of the corresponding day of each month thereafter until the entire option has vested and become exercisable on the fourth anniversary of the Pehl Effective Date, in each case subject to Pehl's continued employment on each such vesting date.

On the Pehl Effective Date, Mr. Pehl was also granted a nonqualified stock option (the “Pehl NQSO Agreement”) to purchase 320,139 shares of the Company’s common stock, which had a seven-year term and an exercise price equal to the fair market value of the Company’s common stock based on the closing price of the Company’s common stock on the Pehl Effective Date and will be subject to the terms of the Pehl NQSO Agreement. Such option vests on the same time-based schedule as the Pehl ISO Agreement and based on the performance of the Company’s stock price.

In the event Mr. Pehl is terminated without Cause or resigns for Good Reason before a Change of Control (each as defined in the Pehl Agreement), Mr. Pehl will receive, provided that Mr. Pehl executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Pehl’s employment by the Company and his termination thereof, severance consisting of: (i) eighteen (18) months of his then-current base salary, (ii) his annual target cash bonus prorated based on the number of days actually worked in the fiscal year of his termination and subject to the satisfaction of applicable performance conditions, and (iii) continued health coverage for eighteen (18) months, among other benefits and in each case subject to the terms and conditions of the Pehl Agreement.

In the event Mr. Pehl is terminated without Cause or resigns for Good Reason within one (1) year after a Change of Control, Mr. Pehl will receive, provided that Mr. Pehl executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Pehl’s employment by the Company and his termination thereof, severance consisting of: (i) twenty-four (24) months of his then-current base salary, (ii) his annual target cash bonus for the year in which he was terminated, (iii) continued health coverage for eighteen (18) months, and (iv) accelerated vesting of the incentive stock option described above, among other benefits and subject to the terms and conditions of the Pehl Agreement.

On March 13, 2019, we entered into a separation agreement (the “Separation Agreement”) with Michael Pehl, in connection with his resignation as Chief Executive Officer, President and member of the Company’s Board effective February 23, 2019. Pursuant to the Separation Agreement, Mr. Pehl will receive (i) cash payments totaling $1,015,759, payable in equal monthly installments over an 18-month period in accordance with the Company’s regularly scheduled payroll practices, and (ii) continued health coverage for 18 months. Mr. Pehl also released the Company from any and all claims with respect to all matters arising out of or related to Mr. Pehl’s employment by the Company and his resignation. The vesting and exercisability of any outstanding stock options held by Mr. Pehl will be governed by the applicable award agreements and the terms and conditions of the Immunomedics, Inc. 2014 Long-Term Incentive Plan.

Usama Malik Employment Agreement

On August 7, 2017, the Company entered into an Executive Employment Agreement (the "Malik Agreement") with Usama Malik, pursuant to which Mr. Malik serves as the Company's Chief Business Officer.

Mr. Malik's appointment as Chief Business Officer was effective as of August 7, 2017 (the “Malik Effective Date”). Mr. Malik received an annual base salary of $350,000 and is eligible for an annual bonus, to be determined by the Compensation Committee of the Board, with a target of 40% of Mr. Malik's base salary for each applicable fiscal year. Mr. Malik received a sign-on cash bonus of $90,000.

On the Malik Effective Date, Mr. Malik was granted an incentive stock option (the “Malik ISO Agreement”) to purchase 65,000 shares of the Company’s common stock, which has a seven-year term and an exercise price equal to the fair market value of the Company’s common stock based on the closing price of the Company’s common stock on the Malik Effective Date and is subject to the terms of the Malik ISO Agreement. Such option vests as to 25% of the shares underlying the option on the first anniversary of the Malik Effective Date, and an additional 1/48th of the total number of shares underlying the option on the corresponding day of each month thereafter until the entire option has vested and become exercisable on the fourth anniversary of the Malik Effective Date, in each case subject to Mr. Malik's continued employment on each such vesting date.

On the Malik Effective Date, Mr. Malik was granted a one-time award of restricted stock units (the “Malik RSU Agreement”) to receive 20,000 shares of the Company’s common stock on the Malik Effective Date and is subject to the terms of the Malik RSU Agreement. The restricted stock units vested on the one-year anniversary of the Malik Effective Date.

Mr. Malik was appointed the Company's interim Chief Financial Officer on August 23, 2018. To reflect his additional responsibilities when he became interim Chief Financial Officer, Mr. Malik's salary was increased to $380,000. On February 23, 2019, the Company appointed Mr. Malik to serve as the Company’s Chief Financial Officer. Mr. Malik had been serving as the Company’s interim Chief Financial Officer since August 2018, and the Company’s Chief Business Officer since August 2017. Mr. Malik will remain the Company’s Chief Business Officer. Mr. Malik will receive an annual base salary of $425,000 and is eligible for an annual bonus, to be determined by the Compensation Committee, with a target of 40% of Mr. Malik's base salary for each applicable fiscal year.

In the event Mr. Malik is terminated without Cause or resigns for Good Reason before a Change of Control (each as defined in the Malik Agreement), Mr. Malik will receive, provided that Mr. Malik executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Malik's employment by the Company and his termination thereof, severance consisting of: (i) two (2) months of his then-current base salary for each completed year of service, with a minimum of six (6) months base salary and a maximum of twelve (12) months base salary, (ii) his annual target cash bonus prorated based on the number of days actually worked in the fiscal year of his termination and subject to the satisfaction of applicable performance conditions, (iii) continued health coverage for a period of between six (6) and twelve (12) months, among other benefits and in each case subject to the terms and conditions of the Malik Agreement, and (iv) accelerated vesting of the options granted pursuant to the Malik ISO Agreement described above, among other benefits and subject to the terms and conditions of the Malik Agreement.

In the event Mr. Malik is terminated without Cause or resigns for Good Reason within one (1) year after a Change of Control, Mr. Malik will receive, provided that Mr. Malik executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Malik's employment by the Company and his termination thereof, severance consisting of: (i) four (4) months of his then-current base salary for each completed year of service, with a minimum of twelve (12) months base salary and a maximum of twenty-four (24) months base salary, (ii) his annual target cash bonus for the year in which he was terminated, (iii) continued health coverage for twelve (12) months, and (iv) accelerated vesting of the options granted pursuant to the Malik ISO Agreement described above, among other benefits and subject to the terms and conditions of the Malik Agreement.

Kurt Andrews Employment Agreement

On September 26, 2018, the Company entered into an Executive Employment Agreement (the “Andrews Agreement”) with Kurt Andrews, pursuant to which Mr. Andrews serves as the Company’s Chief Human Resources Officer.

Mr. Andrews' appointment as Chief Human Resources Officer was effective as of September 26, 2018 (the “Andrews Effective Date”). The term of the Andrews Agreement is for two (2) years, and shall automatically renew for successive one (1) year periods thereafter, unless at least ninety (90) days prior to the end of any such period one party notifies the other in writing that they are exercising their option not to renew the Andrews Agreement. Mr. Andrews will receive an annual base salary of

$310,000 and be eligible for an annual bonus, to be determined by the Compensation Committee of the Board of Directors, with a target of 35% of Mr. Andrews' base salary for each applicable fiscal year. Mr. Andrews received a sign-on cash bonus of $100,000.

On the Andrews Effective Date, Mr. Andrews was granted an nonqualified stock option (the “Andrews NQSO Agreement”) to purchase 76,222 shares of the Company’s common stock, which has a seven-year term and an exercise price equal to the fair market value of the Company’s common stock based on the closing price of the Company’s common stock on the Andrews Effective Date and is subject to the terms of the Andrews NQSO Agreement. Such option vests as to 25% of the shares underlying the option on the first anniversary of the Andrews Effective Date, and an additional 1/48th of the total number of shares underlying the option on the corresponding day of each month thereafter until the entire option has vested and become exercisable on the fourth anniversary of the Andrews Effective Date, in each case subject to Andrews' continued employment on each such vesting date.

In the event Mr. Andrews is terminated without Cause or resigns for Good Reason before a Change of Control (each as defined in the Andrews Agreement), Mr. Andrews will receive, provided that Mr. Andrews executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Andrews' employment by the Company and his termination thereof, severance consisting of: (i) two (2) months of his then-current base salary for each completed year of service, with a minimum of six (6) months base salary and a maximum of twelve (12) months base salary, (ii) his annual target cash bonus prorated based on the number of days actually worked in the fiscal year of his termination and subject to the satisfaction of applicable performance conditions, and (iii) continued health coverage for a period of between six (6) and twelve (12) months, among other benefits and in each case subject to the terms and conditions of the Andrews Agreement.

In the event Mr. Andrews is terminated without Cause or resigns for Good Reason within one (1) year after a Change of Control, Mr. Andrews will receive, provided that Mr. Andrews executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Andrews' employment by the Company and his termination thereof, severance consisting of: (i) four (4) months of his then-current base salary for each completed year of service, with a minimum of twelve (12) months base salary and a maximum of twenty-four (24) months base salary, (ii) his annual target cash bonus for the year in which he was terminated, (iii) continued health coverage for twelve (12) months, and (iv) accelerated vesting of the options granted pursuant to the Andrews NQSO Agreement described above, among other benefits and subject to the terms and conditions of the Andrews Agreement.

Jared Freedberg Employment Agreement

On September 24, 2018, the Company entered into an Executive Employment Agreement (the “Freedberg Agreement”) with Jared Freedberg, pursuant to which Mr. Freedberg serves as the Company’s General Counsel.

Mr. Freedberg's appointment as General Counsel was effective as of September 24, 2018 (the “Freedberg Effective Date”). The term of the Freedberg Agreement is for two (2) years, and shall automatically renew for successive one (1) year periods thereafter, unless at least ninety (90) days prior to the end of any such period one party notifies the other in writing that they are exercising their option not to renew the Freedberg Agreement. Mr. Freedberg will receive an annual base salary of $400,000 and be eligible for an annual bonus, to be determined by the Compensation Committee of the Board of Directors, with a target of 40% of Mr. Freedberg's base salary for each applicable fiscal year. Mr. Freedberg received a sign-on cash bonus of $120,000.

On the Freedberg Effective Date, Mr. Freedberg was granted a nonqualified stock option (the “Freedberg NQSO Agreement”) to purchase 119,685 shares of the Company’s common stock, which has a seven-year term and an exercise price equal to the fair market value of the Company’s common stock based on the closing price of the Company’s common stock on the Freedberg Effective Date and is subject to the terms of the Freedberg NQSO Agreement. Such option vests as to 25% of the shares underlying the option on the first anniversary of the Freedberg Effective Date, and an additional 1/48th of the total number of shares underlying the option on the corresponding day of each month thereafter until the entire option has vested and become exercisable on the fourth anniversary of the Freedberg Effective Date, in each case subject to Mr. Freedberg's continued employment on each such vesting date.

In the event Mr. Freedberg is terminated without Cause or resigns for Good Reason before a Change of Control (each as defined in the Freedberg Agreement), Mr. Freedberg will receive, provided that Mr. Freedberg executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Freedberg's employment by the Company and his termination thereof, severance consisting of: (i) two (2) months of his then-current base salary for each completed year of service, with a minimum of six (6) months base salary and a maximum of twelve (12) months base salary, (ii) his annual target cash bonus prorated based on the number of days actually worked in the fiscal year of his termination and subject to the satisfaction of applicable performance conditions, and (iii) continued health coverage for a period of between six (6) and twelve (12) months, among other benefits and in each case subject to the terms and conditions of the Freedberg Agreement.

In the event Mr. Freedberg is terminated without Cause or resigns for Good Reason within one (1) year after a Change of Control, Mr. Freedberg will receive, provided that Mr. Freedberg executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Freedberg's employment by the Company and his termination thereof, severance consisting of: (i) four (4) months of his then-current base salary for each completed year of service, with a minimum of twelve (12) months base salary and a maximum of twenty-four (24) months base salary, (ii) his annual target cash bonus for the year in which he was terminated, (iii) continued health coverage for twelve (12) months, and (iv) accelerated vesting of the options granted pursuant to the Freedberg NQSO Agreement described above, among other benefits and subject to the terms and conditions of the Freedberg Agreement.

Brendan Delaney Employment Agreement

On November 8, 2017, the Company entered into an Executive Employment Agreement (the “Delaney Agreement”) with Brendan Delaney, pursuant to which Mr. Delaney serves as the Company’s Chief Commercial Officer.

Mr. Delaney’s appointment as Chief Commercial Officer was effective as of November 10, 2017 (the “Delaney Effective Date”). The term of the Delaney Agreement is for two (2) years, and shall automatically renew for successive one (1) year periods thereafter, unless at least ninety (90) days prior to the end of any such period one party notifies the other in writing that they are exercising their option not to renew the Delaney Agreement. Mr. Delaney will receive an annual base salary of $400,000 and be eligible for an annual bonus, to be determined by the Compensation Committee of the Board, with a target of 45% of Delaney’s base salary for each applicable fiscal year.

On the Delaney Effective Date, Mr. Delaney was granted an incentive stock option (the “Delaney ISO Agreement”) to purchase 150,000 shares of the Company’s common stock, which has a seven-year term and an exercise price equal to the fair market value of the Company’s common stock based on the closing price of the Company’s common stock on the Delaney Effective Date and will be subject to the terms of the Delaney ISO Agreement. Such option vests as to 25% of the shares underlying the option on the first anniversary of the Delaney Effective Date, and an additional 1/48th of the total number of shares underlying the option on the corresponding day of each month thereafter until the entire option has vested and become exercisable on the fourth anniversary of the Delaney Effective Date, in each case subject to Delaney’s continued employment on each such vesting date.

In the event Mr. Delaney is terminated without Cause or resigns for Good Reason before a Change of Control (each as defined in the Delaney Agreement), Mr. Delaney will receive, provided that Mr. Delaney executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Delaney’s employment by the Company and his termination thereof, severance consisting of: (i) two (2) months of his then-current base salary for each completed year of service, with a minimum of six (6) months base salary and a maximum of twelve (12) months base salary, (ii) his annual target cash bonus prorated based on the number of days actually worked in the fiscal year of his termination and (iii) continued health coverage for a period of between six (6) and twelve (12) months, among other benefits and subject to the terms and conditions of the Delaney Agreement.

In the event Mr. Delaney is terminated without Cause or resigns for Good Reason within one (1) year after a Change of Control, Mr. Delaney will receive, provided that Mr. Delaney executes within twenty-one (21) days of his termination, does not revoke, and complies with the terms of, a written release that releases the Company from any and all claims with respect to all matters arising out of or related to Mr. Delaney’s employment by the Company and his termination thereof, severance consisting of: (i) four (4) months of his then-current base salary for each completed year of service, with a minimum of twelve (12) months base salary and a maximum of twenty-four (24) months base salary, (ii) his annual target cash bonus prorated based on the number of days actually worked in the fiscal year of his termination (iii) continued health coverage for a period of twelve (12) months, and (iv) accelerated vesting of the incentive stock option described above, among other benefits and subject to the terms and conditions of the Delaney Agreement.

Michael Garone Employment Agreement

On August 23, 2018, the Company entered into a Transition Agreement (the "Transition Agreement") with Michael Garone, the Company's former Vice President, Finance and Chief Financial Officer. Pursuant to the Transition Agreement, Mr. Garone resigned as the Company's Chief Financial Officer, effective August 23, 2018.

In exchange for providing a general release of claims that becomes effective after the effective date of his termination, Mr. Garone received: (i) a lump sum payment equal to two times the sum of his base salary and target annual bonus; (ii) full acceleration of the vesting of his outstanding time-based equity awards; (iii) lump sum payments for pro-rated bonus amounts and unused vacation days; and (iv) payment or reimbursement of COBRA premiums for Mr. Garone and his covered dependents for up to 12 months following his Termination Date (the "Severance").

Calculation of Potential Payments Upon Termination or Change in Control

The following table shows potential payments to our named executive officers under their employment agreements in the form in which those agreements existed as of December 31, 2018, or change in control and severance agreement, as the case may be, for various scenarios involving a change in control or termination of employment as described above for each named executive officer. The data in the table reflects December 31, 2018 as a hypothetical termination date or change in control date and, where applicable, reflects amounts calculated using the $14.27 closing price of our common stock on December 31, 2018 (as reported on the Nasdaq Global Market). All defined terms not defined in this section have the meanings set forth in each officer’s respective employment agreement or change in control and severance agreement.

Name	Trigger	Salary and Bonus ($)	Health and Welfare Benefits ($)	Stock Award Vesting Acceleration ($) (1)	Office and Secretarial Support ($)	Total ($)
Michael Pehl	Termination without Cause or Resignation for Good Reason (before Change in Control)	$1,208,123	$43,155	$—	$—	$1,251,278
	Termination without Cause or Resignation for Good Reason (following a Change in Control)	$2,048,000	$43,155	$1,408,189	$—	$3,499,344
	Voluntary Termination	$—	$—	$—	$—	$—
	Disability	$—	$—	$—	$—	$—
	Death	$—	$—	$—	$—	$—
Usama Malik	Termination without Cause or Resignation for Good Reason (before Change in Control)	$326,800	$9,868	$377,650	$—	$714,318
	Termination without Cause or Resignation for Good Reason (following a Change in Control)	$516,800	$9,868	$377,650	$—	$904,318
	Voluntary Termination	$—	$—	$—	$—	$—
	Disability	$—	$—	$—	$—	$—
	Death	$—	$—	$—	$—	$—
Jared Freedberg	Termination without Cause or Resignation for Good Reason (before Change in Control)	$238,663	$30,270	$—	$—	$268,933
	Termination without Cause or Resignation for Good Reason (following a Change in Control)	$544,000	$30,270	$—	$—	$574,270
	Voluntary Termination	$—	$—	$—	$—	$—
	Disability	$—	$—	$—	$—	$—
	Death	$—	$—	$—	$—	$—
Kurt Andrews	Termination without Cause or Resignation for Good Reason (before Change in Control)	$183,537	$30,270	$—	$—	$213,807
	Termination without Cause or Resignation for Good Reason (following a Change in Control)	$418,500	$30,270	$—	$—	$448,770
	Voluntary Termination	$—	$—	$—	$—	$—
	Disability	$—	$—	$—	$—	$—

	Death	$—	$—	$—	$—	$—
Brendan P. Delaney	Termination without Cause or Resignation for Good Reason (before Change in Control)	$344,000	$30,270	$—	$—	$374,270
	Termination without Cause or Resignation for Good Reason (following a Change in Control)	$560,000	$30,270	$280,500	$—	$870,770
	Voluntary Termination	$—	$—	$—	$—	$—
	Disability	$—	$—	$—	$—	$—
	Death	$—	$—	$—	$—	$—
Michael Garone	Termination without Cause or Resignation for Good Reason (before Change in Control)	$1,050,000	$—	$53,000	$—	$1,103,000
	Termination without Cause or Resignation for Good Reason (following a Change in Control)	$—	$—	$—	$—	$—
	Voluntary Termination	$—	$—	$—	$—	$—
	Disability	$—	$—	$—	$—	$—
	Death	$—	$—	$—	$—	$—
(1)         The amounts reflected in this column assume that all outstanding stock options and other stock-based awards became fully vested and exercisable, as applicable, upon the occurrence of a change in control. All such options and awards will be based on the terms and conditions set forth in the applicable award agreement.

The amounts shown in the table above and the assumptions upon which those amounts are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred on December 31, 2018. The actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then-applicable provisions of the employment agreements, change in control and severance agreement, stock option and restricted stock unit agreements and our stock incentive plans.

Transition Period Ended December 31, 2018 Pension Benefits Table

The table disclosing pension benefits is omitted because we do not have any such pension benefit plans.

Transition Period Ended December 31, 2018 Non-Qualified Deferred Compensation Table

The table disclosing contributions to and aggregate earnings under or distributions from nonqualified deferred compensation is omitted because we do not have any such nonqualified deferred compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our affiliates, including former members of our senior management and Board of Directors, as well as their respective family members and other affiliates, have relationships and agreements among themselves as well as with us and our affiliates, that create the potential for both real, as well as perceived, conflicts of interest.

IBC Pharmaceuticals

IBC Pharmaceuticals, Inc. (“IBC”) is a majority-owned subsidiary of Immunomedics. Dr. David Goldenberg, our former Chief Scientific Officer, Chief Patent Officer and former member of our Board of Directors, is a minority stockholder and former director of IBC.

As of December 31, 2018, the shares of IBC were held as follows:

Stockholder	Holdings	Percentage of Total
Immunomedics, Inc.	5,615,124 shares of Series A Preferred Stock	73.46%
Third Party Investors	628,282 shares of Series B Preferred Stock	8.22%
David M. Goldenberg Millennium Trust	1,399,926 shares of Series C Preferred Stock	18.32%
		100.00%

In the event of a liquidation, dissolution or winding up of IBC, the Series A, B and C Preferred Stockholders of IBC would be entitled to $0.6902, $5.17 and $0.325 per share (subject to adjustment), respectively. The Series A and B stockholders would be paid ratably until fully satisfied. The Series C stockholders would be paid only after the Series A and B stockholders have been fully repaid. These liquidation payments would be made only to the extent the assets of IBC are sufficient to make such payments.

In each of the fiscal years 2018, 2017, and 2016, Dr. Goldenberg received $0, $41,000, and $87,000, respectively, in compensation for his services to IBC.

M Rosenberg BioPharma Consulting LLC

On January 8, 2018, Morris Rosenberg joined the Company as Chief Technology Officer and became a full-time employee. Between May 5, 2017 and January 7, 2018, Mr. Rosenberg was engaged by the Company as an independent consultant pursuant to a consulting agreement between the Company and Mr. Rosenberg’s consulting company, M Rosenberg BioPharma Consulting LLC. The Company paid M Rosenberg BioPharma Consulting LLC $555,000 during this time and Morris Rosenberg was also granted stock options to purchase 45,000 shares of the Company's common stock pursuant to the Immunomedics, Inc. 2014 Long-Term Incentive Plan. From July 1, 2018 through December 31, 2018, the Company paid M Rosenberg BioPharma $347,000 for services agreed upon prior to Mr. Rosenberg becoming a full-time employee. As part of his employment contract, 50% of the 45,000 shares granted to Mr. Rosenberg as a consultant were forfeited, and the remaining 50% continue to vest. Mr. Rosenberg received 104,389 stock options and was permitted to continue to provide certain limited outside consulting services through M Rosenberg BioPharma Consulting LLC based on certain restrictions outlined in the contract. Additionally, during his employment period, except with the prior written consent of the Board, Mr. Rosenberg is not permitted to enter into any contract, agreement or other transaction arrangement to provide goods and/ or services to the Company through M Rosenberg BioPharma Consulting LLC.

Scott Canute Consulting Agreement

On February 23, 2019, the Company appointed Scott Canute, a member the Board, as the Company’s Executive Director. On March 5, 2019, upon recommendation of the Compensation Committee of the Board, the Board approved that Mr. Canute will be paid $16,667 per month for his service as Executive Director and was granted a nonqualified stock option to purchase 79,818 shares of the Company’s common stock (the “Initial Canute Compensation”).  On March 8, 2019, the Compensation Committee of the Board determined that in order to reflect the scope of his role and the significant time that Mr. Canute will be devoting to his role as Executive Director, Mr. Canute’s cash compensation shall be increased to $21,372 per month and Mr. Canute was granted an additional nonqualified stock option to purchase 22,854 shares of the Company’s common stock (the “Revised Canute Compensation”). The options have a seven-year term and an exercise price equal to the fair market value of the Company’s common stock based on the closing price of the Company’s common stock on each date of grant and will be subject to the terms of a nonqualified stock option agreement (the “Canute NQSO Agreement”). Such options will vest in full upon the Company’s receipt of approval from the U.S. Food and Drug Administration for the Company’s Biologics License Application for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer who have received at least two prior therapies for metastatic disease under the Prescription Drug User Fee Act.

On March 7, 2019, the Company and Mr. Canute entered into a letter agreement (the “Canute Letter Agreement”) to memorialize his appointment as the Company’s Executive Director and the Initial Canute Compensation. The Canute Letter Agreement may be terminated by either party at any time upon written notice to the other party.

Independence of Non-Employee Directors

Good corporate governance requires that a majority of the Board of Directors consist of members who are “independent.” There are different measures of director independence: independence under listing standards of the Nasdaq Global Market, under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Board of Directors has recently reviewed information about each of our non-employee directors and determined that each of Dr. Charles Baum, Ms. Barbara G. Duncan, Mr. Peter Barton Hutt, and Dr. Khalid Islam are deemed “independent” under applicable law and the listing standards of the Nasdaq Global Market, and accordingly, we have a majority of independent directors on our Board.

Review and Approval of Related Person Transactions

Our Code of Business Conduct has certain policies and procedures for the review, approval or ratification of transactions involving us and any executive officer, director, director nominee, 5% stockholder and certain of their immediate family members (each of whom we refer to as a “related person”). The policy and procedures cover any transaction involving a related person (a “related person transaction”) in which the related person has a material interest and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC.

Any proposed related person transaction must be reported to the Company’s Compliance Officers. The policy calls for the transaction to be reviewed by the Compliance Officers and, if deemed appropriate, approved by the Board of Directors of the Company (or an authorized committee of the Board of Directors). The transaction should be approved in advance whenever practicable. If not practicable, the Compliance Officers and, if deemed appropriate, the Board of Directors, will review, and may, if deemed appropriate, ratify the related person transaction.

A related person transaction will be considered approved or ratified if it is authorized by the Compliance Officers and the Board of Directors of the Company (or an authorized committee of the Board of Directors) after full disclosure of the related person’s interest in the transaction. In considering related person transactions, the Compliance Officers and the Board of Directors (or an authorized committee of the Board of Directors) will consider any information considered material to investors and the following factors:

·                  the related person’s interest in the transaction;

·                  the approximate dollar value of the transaction;

·                  whether the transaction was undertaken in the ordinary course of our business;

·                  whether the terms of the transaction are no less favorable to us than terms that we could have reached with an unrelated third party; and

·                  the purpose and potential benefit to us of the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee’s primary function is to assist the Board of Directors in monitoring the integrity of Immunomedics’ financial statements, financial reporting process, systems of internal control and the independence and performance of the independent registered public accounting firm.

The Audit Committee is currently composed of three independent, non-employee directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the listing standards of the Nasdaq Global Market that govern audit committee composition, including the requirements that:

•	all audit committee members are “independent directors” as that term is defined in such listing standards;

•	all audit committee members are able to read and understand fundamental financial statements; and

•	at least one audit committee member is financially sophisticated.

The Audit Committee operates under a written charter adopted by the Audit Committee that reflects standards contained in the Nasdaq listing standards. The Audit Committee has reviewed and updated the charter annually. The amended charter was reviewed and reassessed to be in compliance with the applicable Nasdaq and SEC rules. A complete copy of the current charter can be found on our website at www.immunomedics.com.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Immunomedics’ audited financial statements as of and for the Transition Period.

The Audit Committee has also reviewed and discussed with management and the independent registered public accounting firm management’s assessment that Immunomedics maintained effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Company has adopted a Code of Ethics for its senior financial officers which the Audit Committee believes is compliant with the SEC Regulation S-K Item 406.

The Audit Committee discussed with the independent registered public accounting firm the matters required by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by this proxy statement.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered accounting firm the independent registered accounting firm’s independence. When considering the independent registered public accounting firm’s independence, the Audit Committee considered whether their provision of services to Immunomedics beyond those rendered in connection with their audit and review of Immunomedics’ consolidated financial statements was compatible with maintaining their independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the auditors for audit services in fiscal 2018 and the Transition Period. Information about the auditors’ fees for fiscal year 2018 and the Transition Period is listed below in this proxy statement under “Independent Registered Public Accounting Firm.” Based on these discussions and considerations, the Audit Committee is satisfied as to the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements referred to above be included in the Company's Transition Report on Form 10‑K for the transition period ended December 31, 2018.

The Audit Committee has also selected KPMG LLP as Immunomedics’ independent registered public accounting firm for the year ending December 31, 2019.

The Audit Committee

Ms. Barbara G. Duncan (Chair)

Dr. Charles M. Baum

Dr. Khalid Islam

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, with the approval of the Board of Directors, the firm of KPMG LLP as Immunomedics’ independent registered public accounting firm for 2019. KPMG LLP has served as our independent registered public accounting firm since September 2013. Ernst & Young LLP previously served as our independent registered public accounting firm from July 1, 2002 to June 30, 2013.

Representatives of KPMG LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Fees of Our Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG LLP for professional services rendered for the audit of our Transition Period, and fiscal 2018 financial statements and for the other services listed below.

	Transition Period	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$605,000	$720,000	$539,000
All Other Fees(2)	2,916	1,780	30,000
Total	$607,916	$721,780	$569,000
(1) Audit fees represent fees and expenses billed for professional services rendered for the audit of our consolidated annual financial statements, audit of internal controls over financial reporting, review of interim consolidated financial statements, comfort letters, consents and accounting and reporting consultations.

(2) All other fees represent subscription fees for an online accounting research tool.

Disagreements with Accountants on Accounting and Financial Disclosure

None.

Appointment of Independent Registered Public Accounting Firm and Pre-Approval of Audit and Non-Audit Services

The Audit Committee charter requires approval of all audit services to be performed by our independent registered public accounting firm.

Prior to engaging KPMG LLP to render the above services, and pursuant to its charter, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accounting firm was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing services.

The Audit Committee will use the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.
Audit Services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related Services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.
Tax Services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Services are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated the Audit Committee Chairperson pre-approval authority of up to $25,000.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and any other equity securities issued by us. Executive officers, directors and greater than 10% beneficial owners are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners have been complied with during the Transition Period, except for the following: each of Dr. Khalid Islam, Dr. Bezhad Aghazadeh, Scott Canute and Peter Barton Hutt inadvertently filed one late report on Form 4 on September 18, 2018, each reporting two transactions.

Stockholder Proposals for the 2020 Annual Meeting

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in our proxy materials for the 2020 Annual Meeting of Stockholders must have been received by us no later than the close of business on January 1, 2020 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

In order for a stockholder to nominate a person for election to the Board or bring other business before the 2020 Annual Meeting of Stockholders, the stockholder must comply with the advance notice provisions of our Amended and Restated Bylaws, which require that the stockholder deliver written notice to the Secretary and comply with the other requirements set forth in the Amended and Restated Bylaws. Specifically, we must receive this notice not less than 90 days and not greater than one hundred 120 days prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days (other than as a result of an adjournment or postponement) after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so received not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Householding of Meeting Materials

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials or provided contrary instructions will receive a single envelope containing the Notice for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, or if you are receiving multiple Notices and would like to receive a single copy of such materials in the future, please contact the Investor Relations Department at Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey, 07950, (973) 605‑8200 or email Investor Relations at InvestorRelations@immunomedics.com. We will respond promptly to such requests.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

On behalf of the Board of Directors,

JARED FREEDBERG, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

IMMUNOMEDICS, INC.

June 7, 2019

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

☐ ☐ Please detach along perforated line and mail in the envelope provided. ☐ ☐

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	For	Against	Abstain
1. Proposal to elect the nominees listed below as the Directors of the Company.

Nominees:
Dr. Behzad Aghazadeh	☐	☐	☐
Dr. Charles M. Baum	☐	☐	☐
Scott Canute	☐	☐	☐
Barbara G. Duncan	☐	☐	☐
Peter Barton Hutt	☐	☐	☐
Dr. Khalid Islam	☐	☐	☐

	For	Against	Abstain
2. Proposal to approve the compensation of our named executive officers.	☐	☐	☐

	For	Against	Abstain
3. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of each Director (Proposal 1), FOR Proposal 2, and FOR Proposal 3.

If you wish to vote in accordance with the Board of Directors’ recommendations, just sign below. You need not mark any boxes.

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

To change the address on your account, please check the box at right and indicate your new address in the address space above. ☐

Please note that changes to the registered name(s) on the account may not be submitted via this method.

I/we plan to attend the 2019 Annual Meeting ☐

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IMMUNOMEDICS, INC.
300 The American Road
MORRIS PLAINS, NEW JERSEY 07950
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2019
IMMUNOMEDICS, INC., BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 30, 2019, in connection with the 2019 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Friday, June 7, 2019, at the offices of Immunomedics, Inc., 410 The American Road, Morris Plains, New Jersey 07950, and hereby appoints Jared Freedberg and Usama Malik, and each of them (with full power to act alone), the proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Immunomedics, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of each Director (Proposal 1), FOR the approval of the compensation of our named executive officers (Proposal 2), and FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal 3).

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
IMMUNOMEDICS, INC.
JUNE 7, 2019
PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.proxyvote.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER
You may enter your voting instructions at www.proxyvote.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

☐ ☐ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone. ☐ ☐

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	For	Against	Abstain
1. Proposal to elect the nominees listed below as the Directors of the Company.

Nominees:
Dr. Behzad Aghazadeh	☐	☐	☐
Dr. Charles M. Baum	☐	☐	☐
Scott Canute	☐	☐	☐
Barbara G. Duncan	☐	☐	☐
Peter Barton Hutt	☐	☐	☐
Dr. Khalid Islam	☐	☐	☐

	For	Against	Abstain
2. Proposal to approve the compensation of our named executive officers.	☐	☐	☐

	For	Against	Abstain
3. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of each Director (Proposal 1), FOR Proposal 2, and FOR Proposal 3.

If you wish to vote in accordance with the Board of Directors’ recommendations, just sign below. You need not mark any boxes.

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

To change the address on your account, please check the box at right and indicate your new address in the address space above.☐

Please note that changes to the registered name(s) on the account may not be submitted via this method.

I/we plan to attend the 2019 Annual Meeting ☐

Signature of Stockholder	Date: